EXHIBIT 10.1

WILSON HOLDINGS, INC.

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is dated as of December 19, 2005 and is by and among Wilson Holdings, Inc., a Nevada corporation, with its principal office at 2700 Via Fortuna, Suite 400, Austin, TX 78746 (the “Company”), and each investor listed on Exhibit A hereto (each such investor individually, a “Purchaser” and, collectively, the “Purchasers”; such Purchasers and their transferors are hereinafter individually referred to as a “Holder” and, collectively, the “Holders”).

WHEREAS, the Company desires to issue and sell to the Purchasers, and the Purchasers desire to purchase from the Company, $10,000,000 aggregate principal amount of its 5% Convertible Notes due December 1, 2012 (the “Notes”; such term to include any such notes issued in substitution therefor pursuant to this Agreement), all upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, each Purchaser is the holder of a Bridge Note dated November 10, 2005 (each, a “Bridge Note” and collectively, the “Bridge Notes”) issued by the Company to each Purchaser, and each Purchaser has agreed to convert all principal and interest outstanding under such Purchaser’s Bridge Note into a Note pursuant to the terms hereof; and

WHEREAS, simultaneously with entering into this Agreement, the Company and the Purchasers are entering into that certain Registration Rights Agreement, dated as of the date hereof (the “Registration Rights Agreement”) attached as Exhibit D hereto, pursuant to which the Company shall register for resale the Conversion Shares and the Warrant Shares (as defined below) on the terms set forth therein.

NOW THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants herein contained, the parties hereto agree as follows:

      1.     DEFINITIONS.

As used in this Agreement, the following terms shall have the following respective meanings:

“Affiliate” means any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, a Person, as such terms are used and construed under Rule 144.

“Board” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks and trust companies in New York, New York are authorized by law, regulation or executive order to remain closed.

“Conversion Shares” means the shares of Common Stock into which the Notes are convertible from time to time.

“Effective Date” means the date that the registration statement required to be filed by the Company under the Securities Act pursuant to the terms of the Registration Rights Agreement becomes effective.

“Environmental Protection Laws” means any law, statute or regulation enacted by any jurisdiction in connection with or relating to the protection or regulation of the environment, including, without limitation, those laws, statutes and regulations regulating the disposal, removal, production, storing, refining, handling, transferring, processing or transporting of hazardous or toxic substances, and any orders, decrees or judgments issued by any court of competent jurisdiction in connection with any of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and all of the rules and regulations promulgated thereunder.

“Fully Diluted Common Stock” means the outstanding Common Stock and the shares of Common Stock issued or issuable upon exercise of Warrants (assuming full exercise).

“Governmental Authority” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local municipal, foreign or other government; (c) governmental or quasi governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multinational organization or body; or (e) individual, entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Indebtedness” means, as applied to any Person, all indebtedness for borrowed money, whether current or funded, or secured or unsecured.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset, whether or not filed, recorded or otherwise perfected under applicable law, other than (a) those resulting from taxes which have not yet become delinquent, (b) minor liens and encumbrances that do not materially detract from the value of the property or materially impair the operations of the Company or materially interfere with the use of such property or asset or (c) those relating to Indebtedness incurred prior to the date hereof and any replacement thereof.

“Material Adverse Effect” means any event, occurrence or development that has had, or that could reasonably be expected to have, individually or in the aggregate with other events, occurrences or developments, a material adverse effect on the assets, liabilities (contingent or otherwise), business, affairs, operations, prospects or condition (financial or otherwise) of the Company.

“Outstanding Notes” means all Notes issued and outstanding on the date of determination.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Person” (whether or not capitalized) means an individual, entity, partnership, limited liability company, corporation, association, trust, joint venture, unincorporated organization, and any government, governmental department or agency or political subdivision thereof.

“Registration Rights Agreement” has the meaning specified in the third recital hereof.

“Rule 144” means Rule 144 promulgated under the Securities Act and any successor or substitute rule, law or provision.

“SEC” means the Securities and Exchange Commission.

“Securities” means the Conversion Shares, Warrant Shares, Warrants and Notes.

“Securities Act” means the Securities Act of 1933, as amended, and all of the rules and regulations promulgated thereunder.

“Transaction Documents” means, collectively, the Notes, the Registration Rights Agreement and the Warrants.

“Warrants” means the warrants to purchase Common Stock, dated as of the date hereof, issued by the Company to the Purchasers, in substantially the form attached hereto as Exhibit C.

“Warrant Shares” means the shares of Common Stock issued or issuable upon the exercise of the Warrants.

        2.   GENERAL

2.1     Authorization of Notes.

The Company has authorized the issue and sale of the Notes, a form of which is attached as Exhibit B.

2.2     Sale and Purchase of Notes.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser, and each Purchaser will purchase from the Company, on the date hereof, Notes in the principal amount specified opposite such Purchaser’s name in Exhibit A at the purchase price of 100% of the principal amount thereof. Each Purchaser’s obligations hereunder are several and not joint obligations and no Purchaser shall have any obligation hereunder or any liability to any Person for the performance or non-performance by any other Purchaser hereunder.

     2.3     Issuance of Warrants. Subject to and upon the terms and conditions set forth in this Agreement, the Company agrees to issue to each Purchaser at the Closing a Warrant to purchase the number of Warrant Shares equal to fifteen percent (15%) of the number of shares (the “Shares”) of the Company’s Common Stock, par value $0.001 per share (“Common Stock”) into which the Notes purchased by such Purchaser are then convertible, at an exercise price initially equal to $2.00 per Share, which shall be appropriately adjusted subsequently for any recapitalizations, stock combinations, stock dividends, stock splits and the like which occur after the date of the Closing (the “Closing Date”).

     2.4     Closing.

     The sale and purchase of the Notes and Warrants to be purchased hereunder shall occur at the offices of Andrews Kurth LLP, 111 Congress Avenue, Suite 1700, Austin, Texas, at 10:00 a.m., Central Standard time, on the date hereof (the “Closing”). At the Closing, the Company will deliver to each Purchaser (a) the Notes to be purchased by such Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least $1,000 as such Purchaser may request) dated the Closing Date and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of the aggregate amount of the purchase price therefor, which may be paid by a combination of (i) immediately available funds by wire transfer for the account of the Company designated by the Company for receipt of such wire transfer and (ii) delivery of the Purchaser’s Bridge Note (which shall be allocated to the purchase price due based on its principal amount together with all accrued but unpaid interest thereon), with such allocation set forth on Exhibit A hereto, and (b) the Warrants, in accordance with Section 2.3.

        3.      REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company hereby represents and warrants to each Purchaser, as of the date hereof and except as set forth on the disclosure schedule furnished by the Company to each Purchaser (the “Disclosure Schedule”) attached hereto, as follows:

     3.1     Incorporation. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and the Subsidiary (as defined in Section 3.16 below) is a corporation or other entity duly organized, validly existing and in good standing under the laws of the State of Delaware, and both the Company and the Subsidiary are in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or the character of the property owned by it makes such qualification necessary, except where the failure to be so qualified would not result in a Material Adverse Effect. Each of the Company and the Subsidiary has all requisite corporate power and authority to carry on its business as now conducted and to carry out the transactions contemplated hereby. Neither the Company nor the Subsidiary is in violation of any of the provisions of its Certificate of Incorporation (or other charter document) or By-laws.

 3.2     Capitalization.

           (a)     The authorized capital stock of the Company consists of (i) 80,000,000 shares of Common Stock, of which 17,706,626 shares were outstanding as of the date hereof, and (ii) no shares of preferred stock. All shares of the Company's issued and outstanding capital stock have been duly authorized, are validly issued and outstanding, and are fully paid and nonassessable. Except as set forth in Schedule 3.2 to the Disclosure Schedule, there are no existing options, warrants, calls, preemptive (or similar) rights, subscriptions or other rights, agreements, arrangements or commitments of any character obligating the Company to issue, transfer or sell, or cause to be issued, transferred or sold, any shares of the capital stock of the Company or other equity interests in the Company or any securities convertible into or exchangeable for such shares of capital stock or other equity interests, including the Securities, and there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of its capital stock or other equity interests. The issuance and sale of the Securities will not obligate the Company to issue or sell, pursuant to any pre-emptive right or otherwise, shares of Common Stock or other securities to any Person (other than the Purchasers) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under such securities.

         (b)     The Company owns all of the issued and outstanding shares of the common stock of Subsidiary. No shares of preferred stock of Subsidiary are issued and outstanding. There are no existing options, warrants, calls, preemptive (or similar) rights, subscriptions or other rights, agreements, arrangements or commitments of any character obligating the Subsidiary to issue, transfer or sell, or cause to be issued, transferred or sold, any shares of the capital stock of the Subsidiary or other equity interests in the Subsidiary or any securities convertible into or exchangeable for such shares of capital stock or other equity interests and there are no outstanding contractual obligations of the Subsidiary to repurchase, redeem or otherwise acquire any shares of its capital stock or other equity interests.

3.3     Registration Rights. Except for the Registration Rights Agreement, the Company has not granted or agreed to grant to any Person any right (including “piggy-back” and demand registration rights) to have any capital stock or other securities of the Company registered with the SEC or any other government authority.

3.4     Authorization. All corporate action on the part of the Company, its officers and directors necessary for the authorization, execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated herein and therein has been taken. When executed and delivered by the Company, each of this Agreement and the Transaction Documents shall constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and by general equitable principles. The Company has all requisite corporate power and authority to enter into this Agreement and the Transaction Documents and to carry out and perform its obligations under their respective terms.

3.5     Valid Issuance of the Shares. The Conversion Shares, the Warrants and the Warrant Shares have been duly authorized, and the Conversion Shares and the Warrant Shares, upon issuance pursuant to the terms hereof and the terms of the Warrants, respectively, will be validly issued, fully paid and nonassessable and not subject to any encumbrances, preemptive rights or any other similar contractual rights of the stockholders of the Company or any other Person. The Company has reserved from its duly authorized capital stock the number of shares of Common Stock issuable upon execution of this Agreement and upon exercise in full of the Notes and the Warrants (assuming the Warrants vest in full).

3.6     Company Documents. The Company’s Current Report on Form 8-K as filed with the SEC on October 17, 2005 (the “8-K”) and its Quarterly Report on Form 10-Q as filed with the SEC on November 21, 2005 (the “10-Q”) complied in all material respects with the requirements of the Exchange Act, and the rules and regulations promulgated thereunder. That certain Final Private Placement Memorandum for 5% Convertible Notes due 2012 of Wilson Holdings, Inc. dated as of December 7, 2005 (the “Offering Memorandum”), the financial statements of the Subsidiary filed as an Exhibit to the Company’s Current Report on Form 8-K as filed with the SEC on November 17, 2005 (the “Financial Statements”), the 10-Q and the 8-K (the 10-Q, 8-K, the Offering Memorandum and the Financial Statements, collectively, the “Company Documents”) do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Financial Statements and the financial statements included in any other Company Documents (i) comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto in effect at the time of filing, (ii) have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods covered thereby, and (iii) present fairly, in all material respects, the financial position of the Company and the Subsidiary and the results of operations and cash flows as of the date and for the periods indicated therein. All material agreements to which the Company is a party or to which the property or assets of the Company are subject are included as part of or specifically identified in the Company Documents to the extent required by the rules and regulations of the SEC as in effect at the time of filing.

3.7     Consents. Except for (a) the filing and effectiveness of any registration statement required to be filed by the Company under the Securities Act pursuant to the terms of the Registration Rights Agreement and (b) any required state “blue sky” law filings in connection with the transactions contemplated hereunder or under the Transaction Documents, all consents, approvals, orders and authorizations required on the part of the Company in connection with the execution or delivery of, or the performance of the obligations under, this Agreement and the Transaction Documents, and the consummation of the transactions contemplated herein and therein, have been obtained and will be effective as of the date hereof. The execution and delivery by the Company of this Agreement and the Transaction Documents, the consummation of the transactions contemplated herein and therein, and the issuance of the Shares, the Warrants and the Warrant Shares, do not require the consent or approval of the stockholders of, or any lender to, the Company.

3.8     No Conflict; Compliance With Laws.

         (a)     The execution, delivery and performance by the Company of this Agreement and the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, including the issuance of the Notes, the Conversion Shares, the Warrants and the Warrant Shares, do not and will not (i)

conflict with or violate any provision of the Certificate of Incorporation (or other charter documents) or By-laws of the Company or the Subsidiary, (ii) breach, conflict with or result in any violation of or default (or an event that with notice or lapse of time or both would become a default) under, or give rise to a right of termination, amendment, acceleration or cancellation (with or without notice or lapse of time, or both) of any obligation, contract, commitment, lease, agreement, mortgage, note, bond, Agreement or other instrument or obligation to which the Company or the Subsidiary is a party or by which they or any of their properties or assets are bound, or (iii) result in a violation of any statute, law, rule, regulation, order, ordinance or restriction applicable to the Company, the Subsidiary or any of their properties or assets, or any judgment, writ, injunction or decree of any court, judicial or quasi-judicial tribunal applicable to the Company, the Subsidiary or any of their properties or assets.

        (b)     Neither the Company nor the Subsidiary (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or the Subsidiary), nor has the Company or the Subsidiary received written notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties or assets is bound (whether or not such default or violation has been waived), or (ii) is in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as does not, and could not, reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.9     Brokers or Finders. Other than the fee (the “Broker Fee”) the Company will pay to Tejas Securities Group, Inc. (“Tejas”) upon the Closing in an amount set forth on Schedule 3.9 to the Disclosure Schedule, neither the Company nor the Subsidiary has dealt with any broker or finder in connection with the transactions contemplated by this Agreement or the Transaction Documents, and neither the Company nor the Subsidiary has incurred, or shall incur, directly or indirectly, any liability for any brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or the Transaction Documents, or any transaction contemplated hereby or thereby.

3.10     Absence of Litigation. There are no pending or, to the Company's knowledge, threatened actions, suits, claims, proceedings or investigations against or involving the Company or the Subsidiary.

3.11     No Undisclosed Liabilities; Indebtedness. Since September 30, 2005, the Company and the Subsidiary have incurred no material liabilities or obligations, whether known or unknown, asserted or unasserted, fixed or contingent, accrued or unaccrued, matured or unmatured, liquidated or unliquidated, or otherwise, other than liabilities or obligations arising in the ordinary course of business. Except for indebtedness reflected in the Financial Statements, the Company has no indebtedness outstanding as of the date hereof. The Financial Statements include appropriate reserves for liabilities of the Subsidiary as of September 30, 2005. The Company is not in default with respect to any outstanding indebtedness or any instrument relating thereto.

3.12     Contracts. Each of the Company’s and the Subsidiary’s material contracts, agreements, instruments and other documents are legal, valid, binding and in full force and effect and are enforceable by the Company and the Subsidiary, as applicable, in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and by general equitable principles.

3.13     Title to Assets. Both the Company and the Subsidiary has good and marketable title to all real and personal property owned by it that is material to the business of the Company or the Subsidiary, in each case free and clear of all Liens, except those, if any, reflected in the Financial Statements or incurred in the ordinary course of business consistent with past practice. Any real property and facilities held under lease by the Company or the Subsidiary are held by it or them under valid, subsisting and enforceable leases (subject to laws of general application relating to bankruptcy, insolvency, reorganization, or other similar laws affecting creditors' rights generally and other equitable remedies) with which the Company and the Subsidiary are in compliance in all material respects.

3.14     Labor Relations. No labor or employment dispute exists or, to the knowledge of the Company or the Subsidiary, is imminent or threatened, with respect to any of the employees or consultants of the Company or the Subsidiary that has, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.15     Intellectual Property. The Company is the sole and exclusive owner of, or has the exclusive right to use, all right, title and interest in and to all material foreign and domestic patents, patent rights, trademarks, service marks, trade names, brands, copyrights (whether or not registered and, if applicable, including pending applications for registration) and other proprietary rights or information, owned or used by the Company (collectively, the “Rights”), and in and to each material invention, software, trade secret, and technology used by the Company or the Subsidiary (the Rights and such other items, the “Intellectual Property”), and, to the Company's knowledge, the Company owns and has the right to use the same, free and clear of any claim or conflict with the rights of others (subject to the provisions of any applicable license agreement). There have been no written claims made against the Company or the Subsidiary asserting the invalidity, abuse, misuse, or unenforceability of any of the Intellectual Property, and, to the Company's knowledge, there are no reasonable grounds for any such claims.

3.16     Subsidiaries; Joint Ventures. Except for Wilson Family Communities, Inc. (the “Subsidiary”), the Company has no other subsidiaries and (i) does not otherwise own or control, directly or indirectly, any other Person and (ii) does not hold equity interests, directly or indirectly, in any other Person. Except as described in the Company Documents, the Company is not a participant in any joint venture, partnership, or similar arrangement material to its business.

3.17     Taxes. The Company and the Subsidiary has filed (or has had filed on its behalf), will timely file or will cause to be timely filed, or has timely filed for an extension of the time to file, all Tax Returns (as defined below) required by applicable law to be filed by it or them prior to or as of the date hereof, and such Tax Returns are, or will be at the time of filing, true, correct and complete in all material respects. Each of the

Company and the Subsidiary has paid (or has had paid on its behalf) or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) or will establish or cause to be established in accordance with United States generally accepted accounting principles on or before the date hereof an adequate accrual for the payment of, all material Taxes (as defined below) due with respect to any period ending prior to or as of the date hereof. “Taxes” shall mean any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, goods and services, license, value added, capital, net worth, payroll, profits, franchise, transfer and recording taxes, fees and charges, and any other taxes, assessment or similar charges imposed by the Internal Revenue Service or any taxing authority (whether state, county, local or foreign) (each, a “Taxing Authority”), including any interest, fines, penalties or additional amounts attributable to or imposed upon any such taxes or other assessments. “Tax Return” shall mean any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority, including information returns, any documents with respect to accompanying payments of estimated Taxes, or with respect to or accompanying requests for extensions of time in which to file any such return, report, document, declaration or other information. There are no claims or assessments pending against the Company or the Subsidiary for any material alleged deficiency in any Tax, and neither the Company nor the Subsidiary has been notified in writing of any material proposed Tax claims or assessments against the Company or the Subsidiary. No Tax Return of the Company or the Subsidiary is or has been the subject of an examination by a Taxing Authority. Each of the Company and the Subsidiary has withheld from each payment made to any of its past or present employees, officers and directors, and any other person, the amount of all material Taxes and other deductions required to be withheld therefrom and paid the same to the proper Taxing Authority within the time required by law.

3.18     Pensions and Benefits.

            (a)     Schedule 3.18(a) to the Disclosure Schedule contains a true and complete list of each “employee benefit plan” within the meaning of Section 3(3) of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including, without limitation, multiemployer plans within the meaning of Section 3(37) of ERISA, and all retirement, profit sharing, stock option, stock bonus, stock purchase, severance, fringe benefit, deferred compensation, and other employee benefit programs, plans, or arrangements, whether or not subject to ERISA, under which (i) any current or former directors, officers, employees or consultants of the Company has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or the Subsidiary, or (ii) the Company or the Subsidiary has any present or future liability. All such programs, plans, or arrangements shall be collectively referred to as the “Company Plans.” Each Company Plan is included as part of or specifically identified in the Company Documents to the extent required by the rules and regulations of the SEC as in effect at the time of filing.

            (b)     (i) Each Company Plan has been established and administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the “Code"), and other applicable laws, rules and regulations; (ii) each Company Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter as to its qualification (or if maintained pursuant to a prototype form of instrument the sponsor thereof has received a favorable opinion letter as to its qualification), and to the Company's knowledge nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; and (iii) no Company Plan provides retiree health or life insurance benefits (whether or not insured), and neither the Company nor the Subsidiary have any obligations to provide any such retiree benefits other than as required pursuant to Section 4980B of the Code or other applicable law.

            (c)     No Company Plan is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA or a plan subject to the minimum funding requirements of Section 302 or ERISA or Section 412 of the Code or Title IV of ERISA, and neither the Company, the Subsidiary, nor any member of their Controlled Group has any liability or obligation in respect of, any such multiemployer plan or plan. With respect to any Company Plan and to the Company's knowledge, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened, and (ii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other governmental agencies are pending, threatened or in progress.

3.19     Private Placement; Communications with Purchasers. Neither the Company nor any Person acting on the Company's behalf has sold or offered to sell or solicited any offer to buy the Notes, the Conversion Shares, the Warrants or the Warrant Shares by means of any form of general solicitation or advertising. Neither the Company nor any of its Affiliates nor any person acting on the Company's behalf has, directly or indirectly, at any time within the past six (6) months, made any offer or sale of any security or solicitation of any offer to buy any security under circumstances that would (i) eliminate the availability of the exemption from registration under Regulation D under the Securities Act in connection with the sale or issuance of the Securities as contemplated hereby or (ii) cause the offering or issuance of the Securities pursuant to this Agreement or any of the Transaction Documents to be integrated with prior offerings by the Company for purposes of any applicable law, regulation or stockholder approval provisions. Neither the Company or the Subsidiary is, or is an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. No consent, license, permit, waiver, approval or authorization of, or designation, declaration, registration or filing with, the SEC or any state securities regulatory authority is required in connection with the offer, sale, issuance or delivery of the Securities other than the possible filing of Form D with the SEC. The Company does not have any agreement or understanding with any Purchaser with respect to the transactions contemplated by this Agreement or the Registration Rights Agreement, other than as specified in this Agreement or the Registration Rights Agreement.

3.20     Material Changes. Except as set forth on Schedule 3.20 to the Disclosure Schedule, since September 30, 2005, the Company has conducted its business only in the ordinary course, consistent with past practice, and since such date there has not occurred: (i) a Material Adverse Effect; (ii) any amendments or changes in the charter documents or by-laws of the Company or the Subsidiary; (iii) any: (A) incurrence, assumption or guarantee by the Company or the Subsidiary of any debt for borrowed money other than (1) equipment leases made in the ordinary course of business, consistent with past practice and (2) any such incurrence, assumption or guarantee with respect to an amount of $10,000 or less that has been disclosed in the

Company Documents; (B) issuance or sale of any securities convertible into or exchangeable for securities of the Company other than to directors, employees and consultants pursuant to existing equity compensation or stock purchase plans of the Company; (C) issuance or sale of options or other rights to acquire from the Company or the Subsidiary, directly or indirectly, securities of the Company or any securities convertible into or exchangeable for any such securities, other than options issued to directors, employees and consultants in the ordinary course of business, consistent with past practice; (D) issuance or sale of any stock, bond or other corporate security other than equity securities to directors, employees and consultants pursuant to existing equity compensation or stock purchase plans of the Company; (E) declaration or making of any payment or distribution to stockholders or purchase or redemption of any share of its capital stock or other security other than to or from directors, officers and employees of the Company or the Subsidiary as compensation for or in connection with services rendered to the Company or the Subsidiary (as applicable) or for reimbursement of expenses incurred on behalf of the Company or the Subsidiary (as applicable); (F) sale, assignment or transfer of any of its intangible assets except in the ordinary course of business, consistent with past practice, or cancellation of any debt or claim except in the ordinary course of business, consistent with past practice; (G) waiver of any right of substantial value whether or not in the ordinary course of business; (H) material change in officer compensation; or (I) other commitment (contingent or otherwise) to do any of the foregoing; (iv) any creation, sufferance or assumption by the Company or of the Subsidiary of any Lien on any asset or any making of any loan, advance or capital contribution to or investment in any Person, in an aggregate amount which exceeds $10,000 outstanding at any time; (v) any entry into, amendment of, relinquishment, termination or non-renewal by the Company or the Subsidiary of any material contract, license, lease, transaction, commitment or other right or obligation, other than in the ordinary course of business, consistent with past practice; or (vi) any transfer or grant of a material right with respect to the intellectual property owned or licensed by the Company or the Subsidiary, except as among the Company and the Subsidiary.

3.21     Regulatory Permits. The Company and the Subsidiary possess all certificates, approvals, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their businesses as described in the Company Documents, except where the failure to possess such permits does not, and could not have, individually or in the aggregate, a Material Adverse Effect (the “Material Permits”), and the Company has not received any written notice of proceedings relating to the revocation or modification of any Material Permits except as described in the Company Documents.

3.22     Transactions with Affiliates and Employees. Except as set forth in the 8-K and 10-Q, none of the officers or directors of the Company or the Subsidiary and, to the knowledge of the Company and Subsidiary, none of the employees of the Company or Subsidiary, is presently a party to any transaction or agreement with the Company or the Subsidiary, as applicable (other than for services as employees, officers and directors) exceeding $60,000, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company and Subsidiary, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, agent or partner.

3.23     Insurance. The Company and the Subsidiary are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary for the business in which the Company and the Subsidiary are engaged. The Company has no reason to believe that it will not be able to renew existing insurance coverage for itself and the Subsidiary as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary or appropriate to continue business.

3.24     Internal Accounting Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with United States generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorizations; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) the Company is otherwise in compliance with the Securities Act, the Exchange Act and all other rules and regulations promulgated by the SEC and applicable to the Company, including such rules and regulations to implement the Sarbanes-Oxley Act of 2002, as amended.

3.25     Solvency. (i) The fair saleable value of the Company's assets exceeds the amount that will be required to be paid on or in respect of the Company's existing debts and other liabilities (including known and contingent liabilities) as they mature; (ii) the Company's assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted, including its capital needs taking into account the particular capital requirements of the business conducted by the Company, projected capital requirements and capital availability thereof; and (iii) the current cash flow of the Company, together with the proceeds the Company would receive were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debts when such amounts are required to be paid. The Company has no present intention to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

3.26     Environmental Compliance.

           (a)     Compliance. Each of the Company and the Subsidiary are in compliance with all Environmental Protection Laws in effect in each jurisdiction where it is currently doing business and no material expenditures will be required in order to comply with any Environmental Protection Law.

           (b)     Liability. Neither the Company nor the Subsidiary is subject to any liability under any Environmental Protection Law that, in the aggregate for all such liabilities, would reasonably be expected to have a Material Adverse Effect.

          (c)     Notices. Neither the Company nor the Subsidiary has received any:

                     (i)     notice from any Governmental Authority by which any of its currently or previously owned or leased properties has been identified in any manner by any Governmental Authority as a hazardous substance disposal or removal site, “Super Fund” clean-up site, or candidate for removal or closure pursuant to any Environmental Protection Law,

                    (ii)     notice of any Lien arising under or in connection with any Environmental Protection Law that has attached to any revenues of, or to, any of its currently or previously owned or leased properties, or

                    (iii)     communication, written or oral, from any Governmental Authority concerning any action or omission in connection with its currently or previously owned or leased properties resulting in the release of any hazardous substance resulting in any violation of any Environmental Protection Law, in each case where the effect of which, in the aggregate for all such notices and communications, would reasonably be expected to have a Material Adverse Effect.

3.27     Ranking of Notes. The Notes are senior unsecured indebtedness, ranking pari passu with existing and future senior indebtedness of the Company. The Notes are structurally subordinate to any indebtedness of the Subsidiary.

3.28     Disclosure. Neither the Company nor, to the Company's knowledge, any other Person acting on its behalf and at the direction of the Company, has provided to any Purchaser or its agents or counsel any information that in the Company's reasonable judgment, the time such information was furnished, constitutes material, non-public information, except such information as may have been disclosed to certain Board members, who are affiliated with certain Purchasers, in their capacity as directors of the Company. The Company understands and confirms that each Purchaser will rely on the representations and covenants contained herein in effecting the transactions contemplated by this Agreement and the Transaction Documents, and in the securities of the Company after the Closing. All disclosure provided to the Purchasers regarding the Company, its business and the transactions contemplated hereby, including the Schedules to this Agreement furnished by or on behalf of the Company, taken as a whole is true and correct and does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No event or circumstance has occurred or information exists with respect to the Company or the Subsidiary or its or their business, properties, prospects, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed. The Company acknowledges and agrees that no Purchaser makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 4.

      4.     REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS.

Each Purchaser represents and warrants, severally (as to itself) and not jointly, to the Company as follows:

4.1     Authorization. All action on the part of such Purchaser and, if applicable, its officers, directors, managers, members, shareholders and/or partners necessary for the authorization, execution, delivery and performance of this Agreement and the Registration Rights Agreement, and the consummation of the transactions contemplated herein and therein, has been taken. When executed and delivered, each of this Agreement and the Registration Rights Agreement will constitute the legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and by general equitable principles. Such Purchaser has all requisite corporate power and authority to enter into each of this Agreement and the Registration Rights Agreement, and to carry out and perform its obligations under the terms of hereof and thereof.

4.2     Purchase Entirely for Own Account. Such Purchaser is acquiring the Securities for its own account for investment and not for resale or with a view to distribution thereof in violation of the Securities Act.

4.3       Investor Status; Etc. Such Purchaser certifies and represents to the Company that it is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act and was not organized for the purpose of acquiring any of the Shares, the Warrants or the Warrant Shares. Such Purchaser's financial condition is such that it is able to bear the risk of holding the Shares for an indefinite period of time and the risk of loss of its entire investment. Such Purchaser has sufficient knowledge and experience in investing in companies similar to the Company so as to be able to evaluate the risks and merits of its investment in the Company.

4.4     Securities Not Registered. Such Purchaser understands that the Securities have not been registered under the Securities Act, by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act, and that the Securities must continue to be held by such Purchaser unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration. Such Purchaser understands that the exemptions from registration afforded by Rule 144 (the provisions of which are known to it) promulgated under the Securities Act depend on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.

4.5     No Conflict. The execution and delivery of this Agreement and the Registration Rights Agreement by such Purchaser, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default by such Purchaser (with or without notice or lapse of time, or both) under any provision of the organizational documents of such Purchaser.

4.6     Brokers. Such Purchaser has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement.

4.7     Consents. All consents, approvals, orders and authorizations required on the part of such Purchaser in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated herein have been obtained and are effective as of the date hereof.

4.8     Disclosure of Information. Such Purchaser believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Securities. Such Purchaser further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities and the business, properties, prospects and financial condition of the Company.

      5.     CONDITIONS PRECEDENT.

5.1     Conditions to the Obligation of the Purchasers to Consummate the Closing. The obligation of each Purchaser to consummate at the Closing the purchase and payment for the Notes and Warrants to be purchased by such Purchaser is subject to the satisfaction (or waiver by such Purchaser) of the following conditions precedent:

          (a)     The representations and warranties of the Company contained herein shall be true and correct on and as of the date hereof. The Company shall have performed or complied with all obligations and conditions herein required to be performed or complied with by the Company on or prior to the date hereof.

          (b)     No proceeding challenging this Agreement or the Transaction Documents, or the transactions contemplated hereby or thereby, or seeking to prohibit, alter, prevent or materially delay the Closing, shall have been instituted before any court, arbitrator or governmental body, agency or official or shall be pending against or involving the Company.

          (c)     The sale of the Notes (and the issuance of the Conversion Shares) and the issuance of the Warrants (and the Warrant Shares) to the Purchasers shall not be prohibited by any law, rule, governmental order or regulation. All necessary consents, approvals, licenses, permits, orders and authorizations of, or registrations, declarations and filings with, any governmental or administrative agency or of or with any other Person with respect to any of the transactions contemplated hereby shall have been duly obtained or made and shall be in full force and effect.

          (d)     All instruments and corporate proceedings of the Company in connection with the transactions contemplated by this Agreement and the Transaction Documents shall be satisfactory in form and substance to such Purchaser, and such Purchaser shall have received copies (executed or certified, as may be appropriate) of all documents which any Purchaser may have reasonably requested in connection with such transactions.

          (e)     Such Purchaser shall have received from Woodburn and Wedge, special counsel to the Company, an opinion addressed to such Purchaser, dated the Closing Date and substantially in the form of Exhibit E hereto.

         (f)     Such Purchaser shall have received from Andrews Kurth LLP, special counsel to the Company, an opinion addressed to such Purchaser, dated the Closing Date and substantially in the form of Exhibit F hereto.

         (g)     The Registration Rights Agreement shall have been executed and delivered to such Purchaser by the Company.

         (h)     Such Purchaser shall have received from the Company an original Note and an original Warrant, in each case in the original principal amount and the number of Warrant Shares, respectively, set forth opposite such Purchaser's name on Exhibit A hereto.

         (i)     The Company shall have delivered, in form and substance satisfactory to such Purchaser, a certificate dated the Closing Date and signed by the secretary or another appropriate executive officer of the Company, certifying (i) that attached copies of the Certificate of Incorporation, the By-Laws and resolutions of the Board approving this Agreement and the Transaction Documents are all true, complete and correct and remain in full force and effect as of the date hereof, and (ii) as to the incumbency and specimen signature of each officer of the Company executing this Agreement, the Transaction Documents and any other document delivered in connection herewith on behalf of the Company.

         (j)     The Company shall deliver to such Purchaser, a certificate in form and substance satisfactory to such Purchaser, dated the Closing Date and signed by the Company's chief operating officer, certifying that (i) the representations and warranties of the Company contained in Section 3 hereof are true and correct in all respects on the Closing Date and (ii) the Company has performed and complied with all of the agreements and conditions set forth or contemplated herein that are required to be performed or complied with by the Company on or before the Closing Date.

5.2    Conditions to the Obligation of the Company to Consummate the Closing. The obligation of the Company to consummate the Closing and to issue and sell the Notes and Warrants to any Purchaser at the Closing is subject to the satisfaction of the following conditions precedent:

         (a)     The representations and warranties of such Purchaser contained herein shall be true and correct in all respects on and as of the Closing Date.

         (b)     The Registration Rights Agreement shall have been executed and delivered by such Purchaser.

         (c)     Such Purchaser shall have performed all obligations and conditions herein required to be performed or complied with by such Purchaser on or prior to the Closing Date.

         (d)     No proceeding challenging this Agreement or the Transaction Documents, or the transactions contemplated hereby or thereby, or seeking to prohibit, alter, prevent or materially delay the Closing, shall have been instituted before any court, arbitrator or governmental body, agency or official or shall be pending against or involving such Purchaser.

         (e)     The sale of the Notes (and the issuance of the Conversion Shares) and the issuance of the Warrants (and the Warrant Shares) by the Company shall not be prohibited by any law, rule, governmental order or regulation. All necessary consents, approvals, licenses, permits, orders and authorizations of, or registrations, declarations and filings with, any governmental or administrative agency or of any other Person with respect to any of the transactions contemplated hereby shall have been duly obtained or made and shall be in full force and effect.

           (f)     All instruments and corporate proceedings in connection with the transactions contemplated by this Agreement to be consummated at the Closing shall be satisfactory in form and substance to the Company, and the Company shall have received counterpart originals, or certified or other copies of all documents, including without limitation records of corporate or other proceedings, which it may have reasonably requested in connection therewith.

      6.     CERTAIN COVENANTS AND AGREEMENTS.

6.1     Required Payments. On June 1, 2006 and on the first Business Day of each December and June thereafter to and including December 1, 2012, the Company shall pay all accrued and unpaid interest on the Notes. On December 1, 2012, the Company shall pay all outstanding principal and interest on the Notes. Upon any partial prepayment of the Notes or purchase of the Notes permitted hereunder the principal amount of each required payment of the Notes becoming due on and after the date of such prepayment or purchase shall be reduced in the same proportion as the aggregate unpaid principal amount of the Notes is reduced as a result of such prepayment or purchase. Except as otherwise provided herein, if at any time the Company pays less than the total amount of interest or principal, as applicable, with respect to the Notes, such payment shall be distributed pro rata among the Holders thereof based upon the aggregate principal amount of such Notes then outstanding.

6.2     Default Interest; Late Charge. If any principal, interest (including any overdue interest) or other amount due hereunder is not paid when due and within the applicable grace period provided therefor, then the Company shall pay interest at the Default Rate on the outstanding principal balance of the Notes, from the due date of such payment (without regard to any applicable grace period) until the date such payment is made. In addition, if any principal, interest (including any overdue interest) or other amount due hereunder is not paid when due and within the applicable grace period provided therefor, then the Company shall pay a late charge equal to two percent (2.0%) of the amount of such payment not paid when due, which late charge shall be due and payable on the first Business Day after such payment was not paid when due. For purposes of the foregoing, “Default Rate” means seven percent (7.0%) .

6.3     Events of Default. (a) “Event of Default,” wherever used herein with respect to the Notes, means any one of the following events (whatever the reason for such Event of Default and whether or not it shall be occasioned by the provisions if this Agreement or be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

           (i)     default in the payment of any interest upon any Note, when such interest becomes due and payable, and continuance of such default for a period of 5 days; or

           (ii)     default in the payment of (A) the principal of (or premium, if any, on) any Note when it becomes due and payable at its maturity, or (B) the payment of the Redemption Price (as hereinafter defined) with respect to any Note when it becomes due and payable; or

           (iii)     default in the payment of the Repurchase Price (as hereinafter defined) in respect of any Note on the Repurchase Date (as hereinafter defined) therefor; or

           (iv)     failure by the Company to deliver shares of Common Stock (together with cash in lieu of fractional shares) when such Common Stock (or cash in lieu of fractional shares) is required to be delivered following conversion of a Note and continuance of such default for a period of 5 days; or

           (v)     default in the performance, or breach, of any covenant, representation or warranty of the Company in this Agreement with respect to any Note (other than those referred to in subsections (i) through (iv) above) and continuance of such default for a period of 30 days unless such breach is waived by the Holders of at least a majority in principal amount of the Outstanding Notes; or

           (vi)     a default under any bonds, debentures, notes or other evidences of indebtedness for money borrowed of the Company or the Subsidiary or under any mortgages, indentures, instruments or other agreements under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or the Subsidiary, whether such indebtedness now exists or shall hereafter be created, which indebtedness, individually or in the aggregate, has a principal amount outstanding in excess of $1,000,000; or

           (vii)     judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least $2,000,000 shall be rendered against the Company and shall remain unsatisfied and unstayed for a period of twenty (20) days; or

           (viii)     (A) any Company Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Section 412 of the Code, (B) a notice of intent to terminate any Company Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company that a Company Plan may become a subject of any such proceedings, (C) the aggregate “amount of unfunded benefit liabilities (within the meaning of section 4001(a)(18) of ERISA) under all Company Plans, determined in accordance with Title IV or ERISA, shall exceed $2,000,000, (D) the Company or the Subsidiary shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV or ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (E) the Company or the Subsidiary withdraws from any Company Plan, or (F) the Company or the Subsidiary establishes or amends an employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or the Subsidiary thereunder; and any such event or events described in clauses (A) through (F) above, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company; or

(ix)     the Company or the Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(A)    commences a voluntary case,

(B)     consents to the entry of an order for relief against it in an involuntary case,

(C)     consents to the appointment of a Custodian of it or for all or substantially all of its property, or

(D)     makes a general assignment for the benefit of its creditors; or

(x)     a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)   is for relief against the Company or the Subsidiary in an involuntary case,

(B)     appoints a Custodian of the Company or the Subsidiary or for all or substantially all of the property of any of them, or

(C)     orders the winding up or liquidation of the Company or the Subsidiary, and the order or decree remains unstayed and in effect for 60 days.

As used in this Section 6.3(a) only, the term “Bankruptcy Law” means title 11, U.S. Code or any similar Federal or State law for the relief of debtors and the term “Custodian” means any receiver, agent, assignee, liquidator or other similar official under any Bankruptcy Law.

(b)     Acceleration of Maturity; Rescission and Annulment. If an Event of Default occurs and is continuing (other than an Event of Default specified in Section 6.3(a)(i) through (iv)), then and in every such case the Holders of not less than a majority in principal amount of the Outstanding Notes may declare the principal and all other amounts outstanding pursuant to all of all the Notes to be due and payable immediately, by a notice in writing to the Company, and upon any such declaration such principal shall become immediately due and payable. If an Event of Default specified Section 6.3(a)(i) through (iv) with respect to Notes at the time outstanding occurs and is continuing, then and in every such case the Holder of any Note may declare the principal of such Note to be due and payable immediately, by a notice in writing to the Company, and upon any such declaration such principal shall become immediately due and payable. If an Event of Default specified in Section 6.3(a)(ix) or 6.3(a)(x) occurs, the principal of, and accrued interest on, all the Notes shall automatically, and without any declaration or other action on the part of any Holder, become immediately due and payable.

At any time after such a declaration by majority Holders of acceleration with respect to Notes has been made and before a judgment or decree for payment of the money due has been obtained, the Holders of a majority in principal amount of the Outstanding Notes, by written notice to the Company, may rescind and annul such declaration and its consequences if:

(i)      the Company has paid a sum sufficient to pay:

(A)     all overdue installments of interest on all Outstanding Notes,

(B)     the principal of (and premium, if any, on) any Outstanding Notes that have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates borne by or provided for in such Outstanding Notes,

(C)     to the extent that payment of such interest is lawful, interest upon overdue installments of interest at the rate or rates borne by or provided for in such Outstanding Notes, and

(ii)     all Events of Default with respect to Notes, other than the nonpayment of the principal of (or premium, if any) or interest on Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in this Agreement.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

       (c)    Collection of Indebtedness and Suits for Enforcement by the Holders. The Company covenants that if:

(i)     default is made in the payment of any installment of interest on any Note when such interest becomes due and payable and such default continues for a period of 5 days, or

(ii)     default is made in the payment of the principal of (or premium, if any, on) any Note at its Maturity, then the Company will pay, upon demand of the Holder of such Note, the whole amount then due and payable on such Note for principal (and premium, if any), interest and such other amounts due under the Note, with interest upon any overdue principal (and premium, if any) and, to the extent that payment of such interest shall be legally enforceable, upon any overdue installments of interest, if any, at the rate or rates borne by or provided for in such Note, and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection.

If the Company fails to pay such amounts forthwith upon such demand, the Holder, in its own name, may institute a judicial proceeding for the collection of the sums so due and unpaid, and may prosecute such proceeding to judgment or final decree, and may enforce the same against the Company or any other obligor upon such Notes and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Company or any other obligor upon such Notes, wherever situated.

If an Event of Default with respect to Notes occurs and is continuing, any Holder of the Notes may, in its discretion, proceed to protect and enforce its rights by such appropriate judicial proceedings as the Holder shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Agreement or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

         (d)     Limitation on Suits. No Holder shall have any right in any manner whatever by virtue of, or by availing of, any provision of this Agreement to affect, disturb or prejudice the rights of any other of such Holders, or to obtain or to seek to obtain priority or preference over any other of such Holders or to enforce any right under this Agreement, except in the manner herein provided and for the equal and ratable benefit of all such Holders, and each Holder, by taking possession and title to the Notes, expressly agrees to the foregoing.

         (e)     Unconditional Right of Holders to Receive Principal, Premium, If Any, and Interest. Notwithstanding any other provision in this Agreement, the Holder of any Note shall have the right, which is absolute and unconditional to receive payment of the principal of, and premium, if any, including the Redemption Price, and interest on such Note on the respective due dates expressed in such Note (or, in the case of redemption or repurchase, on the Redemption Date or Repurchase Date, as the case may be) and to convert such Note in accordance with the provisions of this Agreement and to institute suit for the enforcement of any such payment and right to convert, and such rights shall not be impaired without the consent of such Holder.

         (f)     Restoration of Rights and Remedies. If any Holder of a Note has instituted any proceeding to enforce any right or remedy under this Agreement and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to such Holder, then and in every such case, the Company, the Holders shall, subject to any determination in such proceeding, be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Holders shall continue as though no such proceeding had been instituted.

         (g)     Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes, no right or remedy herein conferred upon or reserved to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

         (h)     Delay or Omission Not Waiver. No delay or omission of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Holders.

         (i)     Control by Holders of Notes. The Holders of not less than a majority in principal amount of the Outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Holders or exercising any powers conferred on the Holders with respect to the Notes; provided that:

     (i)     such direction shall not be in conflict with any rule of law or with this Agreement,

     (ii)     such action shall not be unduly prejudicial to the Holders of Notes not joining therein.

         (j)     Waiver of Past Defaults. The Holders of not less than a majority in principal amount of the Outstanding Notes may on behalf of the Holders of all the Notes waive any past Default or Event of Default hereunder with respect to such Notes and its consequences, except a Default or Event of Default:

     (i)     in the payment of the principal of (or premium, if any) or interest on any Note,

     (ii)     in respect of the conversion by the Company of any Note into Common Stock,

    (iii)     in the payment of the Redemption Price,

    (iv)     in the payment of the Repurchase Price, or

    (v)     in respect of a covenant or provision hereof that under this Agreement cannot be modified or amended without the consent of the Holder of each Outstanding Security affected.

Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Agreement; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

6.4     Waiver of Usury, Stay or Extension Laws. The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any usury, stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Agreement; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power, but will suffer and permit the execution of every such power as though no such law had been enacted.

 6.5     Undertaking for Costs. All parties to this Agreement agree, and each Holder of any Note by its acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Agreement, the filing by any party litigant in such suit of any undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit having due regard to the merits and good faith of the claims or defenses made by such party litigant.

6.6     Payment of Principal, Premium, If Any, and Interest. The Company covenants and agrees for the benefit of the Holders that it will duly and punctually pay the principal of (and premium, if any), interest on, and the Repurchase Price and the Redemption Price with respect to the Notes in accordance with the terms of the Notes and this Agreement. At the option of the Company, all payments of principal may be paid by check to the registered Holder of the Note or other person entitled thereto against surrender of such Notes. The conversion of any Notes pursuant to this Agreement, together with any cash payments required to be made in accordance with the terms of the Notes and this Agreement, will satisfy the Company’s obligations under this Section 6.6 with respect to such Notes.

6.7     Maintenance of Office or Agency. The Company shall maintain a place of payment for the Notes in The City of New York, an office or agency where the Notes may be presented or surrendered for payment, conversion, redemption or repurchase, where the Notes may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Company in respect of the Notes and this Agreement may be served. The Company will give prompt written notice to the Holders of the location, and any change in the location, of each such office or agency.

The Company may from time to time designate one or more other offices or agencies (in or outside of The City of New York) where the Notes may be presented or surrendered for any or all of such purposes, and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in accordance with the requirements set forth above for such purposes. The Company will give prompt written notice to the Holders of any such designation or rescission and of any change in the location of any such other office or agency.

6.8     Money for Note Payments to Be Held in Trust. The Company shall on or before each due date of the principal of (and premium, if any), or interest on the Notes, segregate and hold in trust for the benefit of the Persons entitled thereto a sum sufficient to pay the principal (and premium, if any) or interest so becoming due until such sums shall be paid to such Persons or otherwise disposed of as herein provided.

Any money held by the Company in trust for the payment of the principal of premium, if any) or interest on any Note and remaining unclaimed for two years after such principal (and premium, if any) or interest has become due and payable shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to Company for payment of such principal of (and premium, if any) or interest on any Note, without interest thereon.

 6.9     Existence. The Company will do or cause to be done all things necessary to preserve and keep in full force and effect the corporate existence of the Company and Subsidiary, and their respective rights (charter and statutory) and franchises, except to the extent that the Board shall determine that the failure to do so would not have a Material Adverse Effect; provided, however, that the Company shall not be required to preserve any right or franchise the Board shall determine that the preservation thereof is no longer desirable in the conduct the business of the Company and that the loss thereof is not disadvantageous in any material respect to the Holders.

6.10     Payment of Taxes and Other Claims. The Company will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (a) all Taxes, assessments and governmental charges levied or imposed upon it or the Subsidiary or upon income, profits or property of the Company or the Subsidiary, and (b) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien upon the property of Company or the Subsidiary and have a Material Adverse Effect; provided, however, that Company shall not be required to pay or discharge or cause to be paid or discharged any Tax, assessment, charge or claim whose amount, applicability or validity is being contested good faith by appropriate proceedings.

6.11     Transfer of Securities. Each Purchaser agrees severally (as to itself only) and not jointly that it shall not sell, assign, pledge, transfer or otherwise dispose of or encumber any of the Notes, the Conversion Shares, the Warrants or the Warrant Shares, except (a) pursuant to an effective registration statement under the Securities Act, (b) to an Affiliate (so long as Affiliate agrees to be bound by the terms and provisions of this Agreement as if, and to fullest extent as, such Purchaser), or (c) pursuant to an available exemption from registration under the Securities Act (including sales permitted pursuant to Rule 144) and applicable securities laws and, if requested by the Company, upon delivery by such Purchaser of either opinion of counsel of such Purchaser reasonably satisfactory to the Company to the effect the proposed transfer is exempt from or does not require registration under the Securities Act applicable state securities laws or a representation letter of such Purchaser reasonably satisfactory to the Company setting forth a factual basis for concluding that such proposed transfer is exempt from or does not require registration under the Securities Act and applicable state securities laws. Any transfer or purported transfer of the Notes in violation of this Section 6.11 shall be void. The Company shall not register any transfer of the Notes in violation of Section 6.11. The Company may, and may instruct any transfer agent for the Company, to place such stop transfer orders as may be required on the transfer books of the Company in order ensure compliance with the provisions of this Section 6.11.

6.12     Legends.

           (a)     To the extent applicable, each certificate or other document evidencing the Notes, the Conversion Shares, the Warrants and the Warrant Shares shall be endorsed with the legend set forth below, and each Purchaser covenants that, except to the extent such restrictions are waived by the Company, it shall not transfer the shares represented by any such certificate without complying with the restrictions on transfer described in this Agreement and the legends endorsed on such certificate:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED OR SOLD IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, REGISTRATION UNDER SAID ACT.”

         (b)     The legend set forth in Section 6.12(a) shall be removed from the certificates evidencing the Notes, the Conversion Shares, the Warrants and the Warrant Shares, (i) following any sale of such Notes, the Conversion Shares, the Warrants or Warrant Shares, the Warrants pursuant to Rule 144 or any effective registration statement, or (ii) if such Notes, the Conversion Shares, the Warrants or Warrant Shares are eligible for sale under Rule 144(k) (and the holder of such Notes, the Conversion Shares, the Warrants or Warrant Shares has submitted a written request to the Company for removal of the legend indicating that the holder has complied with the applicable provisions of Rule 144 or such judicial interpretation or pronouncement), or (iii) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC) (and the holder of such Notes, the Conversion Shares, the Warrants or Warrant Shares has submitted a written request to the Company for removal of the legend indicating that such legend is not required under applicable requirements of the Securities Act (including such judicial interpretations and pronouncements). The Company shall cause its counsel to issue a legal opinion to the Company's transfer agent promptly upon the occurrence of any of the events in clauses (i), (ii) or (iii) above to effect the removal of the legend on certificates evidencing the Notes, the Conversion Shares, the Warrants or the Warrant Shares and shall also cause its counsel to issue a “blanket” legal opinion to the Company's transfer agent promptly after the effective date of any registration statement covering the resale of the Notes, the Conversion Shares, the Warrants or any Warrant Shares, if required by the Company's transfer agent, to allow sales without restriction pursuant to an effective registration statement. The Company agrees that at such time as such legend is no longer required under this Section 6.12(b), it will, no later than three (3) Business Days following the delivery by a Purchaser to the Company or the Company’s transfer agent of a certificate representing the Notes, the Conversion Shares, the Warrants or Warrant Shares issued with a restrictive legend, deliver or cause to be delivered to such Purchaser a certificate representing such Notes, the Conversion Shares, the Warrants or Warrant Shares that is free from all restrictive and other legends; provided that in the case of removal of the legend for reasons set forth in clause (ii) above, the holder of such Notes, the Conversion Shares, the Warrants or Warrant Shares has submitted a written request to the Company for removal of the legend indicating that the holder has complied with the applicable provisions of Rule 144. The Company may not make any notation on its records or give instructions to any transfer agent of the Company that enlarge the restrictions on transfer set forth in this Section.

6.13     Publicity. Except to the extent required by applicable laws, rules, regulations or stock exchange requirements, neither (a) the Company, the Subsidiary or any of their Affiliates nor (b) any Purchaser or any of its Affiliates shall, without the written consent of the other, make any public announcement or issue any press release with respect to the transactions contemplated by this Agreement. In no event will either (a) the Company, the Subsidiary or any of their Affiliates or (b) any Purchaser or any of its Affiliates make any public announcement or issue any press release with respect to the transactions contemplated by this Agreement without consulting with the other party and giving the other party a reasonable opportunity to review and, to the extent such party is specially named in such announcement or press release, approve, the content of such public announcement or press release.

6.14     Material, Nonpublic Information. Except as required by law, the Company and its directors, officers, employees and agents shall not provide any Purchaser with any material non-public information regarding the Company or the Subsidiary at any time after the Closing, except such information as may be required to be disclosed to certain Board members, who are affiliated with certain Purchasers, in their capacity as directors of the Company. In the event of a breach of the foregoing covenant following the Closing Date, or in the event that Company is legally required to make certain disclosures to any Purchaser (and does so) following the Closing Date, then in addition to any other remedy provided for herein, in the Transaction Documents or in equity or at law, each Purchaser to whom information has been disclosed (whether as a result of breach or as required by law) may request, in writing, that the Company promptly (but in no event more than five (5) Business Days after the date of such writing) publicly disclose, by press release, SEC filing, or otherwise, an appropriate summary of the information that, in such Purchaser's reasonable judgment, constitutes the then material non-public information. After such five (5) Business-Day period, the Purchaser(s) who was or were in receipt of such material non-public information shall be automatically authorized to make all of the information, or any portion thereof, available to the public generally, without incurring any liability to the Company for such disclosure.

6.15     Filing of Information. The Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company pursuant to all applicable securities laws, including the Exchange Act. At any time if the Company is not required to file reports pursuant to such laws, it will prepare and furnish to the Purchasers and make publicly available in accordance with paragraph (c) of Rule 144 such information as is required for the Purchasers to sell the Notes, the Conversion Shares, the Warrants and the Warrant Shares under Rule 144. The Company further covenants that it will take such further action as any holder of the Notes, the Conversion Shares, the Warrants or Warrant Shares may reasonably request to satisfy the provisions of Rule 144 applicable to the issuer of securities relating to transactions for the sale of securities pursuant to Rule 144.

6.16     Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Notes in a manner that would require the registration under the Securities Act of the sale of the Notes or the issuance of the Warrants or the Conversion Shares or Warrant Shares to the Purchasers.

6.17    Reservation of Common Stock for Issuance. The Company agrees to reserve from its duly authorized capital stock the total number of shares of Common Stock issuable upon execution of this Agreement and upon the exercise in full of the Warrants and the conversion of the Notes.

6.18     Required Approvals. As promptly as practicable after the date of this Agreement, the Company shall make, or cause to be made, all filings permitted to be made post-closing with any governmental or administrative agency or any other Person necessary to consummate the transactions contemplated hereby.

6.19     Use of Proceeds. The proceeds from the sale of the Notes may be used for general corporate purposes, including the payment of all expenses incurred in connection with the offering of the Notes, but may not be used to make any payment or prepayment on any indebtedness of the Company or the Subsidiary.

6.20     Placement Agent Fees and Arrangements. The Company shall not amend or change its fee and expense reimbursement arrangements with Tejas Securities Group, Inc. or its affiliates from those described in the Offering Memorandum without the consent of a majority in interest of the Holders.

6.21     Listing of Common Stock on National Securities Exchange. The Company shall use commercially reasonable efforts to have the Common Stock listed for trading on The Nasdaq Stock Market, Inc. or a national securities exchange at such time as the Company meets the listing criteria of such exchange or markets, the parties recognizing that the Company currently does not meet the listing criteria for such markets or exchange.

6.22     Expenses. The Company agrees to pay the reasonable and actual fees and expenses of the Holders, which shall include fees and expenses of not more than one legal counsel to the Holders, incurred in connection with any Event of Default hereunder by the Company, any enforcement or collection proceedings brought by the Holders by the Company, or any bankruptcy proceeding of the Company, including any fees and expenses of an agent to act on behalf of such Holders who may be appointed at the time of such event.

      7.     INDEMNIFICATION.

7.1     By the Company. The Company agrees to indemnify, defend and hold harmless each Purchaser and its Affiliates and their respective officers, directors, agents, employees, subsidiaries, partners, members and controlling persons (collectively, the “Purchaser Indemnitees”) to the fullest extent permitted by law from and against any and all claims, losses, liabilities, damages, deficiencies, judgments, assessments, fines, settlements, costs or expenses (including interest, penalties and reasonable fees, disbursements and other charges of counsel) (collectively, “Losses”) based upon, arising out of or otherwise in respect of any breach by the Company of any representation, warranty, covenant or agreement of the Company contained in this Agreement or in the Transaction Documents, or for any Losses claimed by Tejas or any other broker or placement agent based upon, arising out of or otherwise in respect of any breach by the Company of any representation, warranty, covenant or agreement of the Company contained in this Agreement or in the Transaction Documents.

7.2     Claims. All claims for indemnification by a Purchaser Indemnitee pursuant to this Section 7 shall be made as follows:

          (a)     If a Purchaser Indemnitee has incurred or suffered Losses for which it is entitled to indemnification under this Section 7, then such Purchaser Indemnitee shall give prompt written notice of such claim (a “Claim Notice”) to the Company. Each Claim Notice shall state the amount of claimed Losses (the “Claimed Amount”), if known, and the basis for such claim.

           (b)     Within 30 days after delivery of a Claim Notice, the Company (the “Indemnifying Party”) shall provide to each Purchaser Indemnitee (the “Indemnified Party”), a written response (the “Response Notice”) in which the Indemnifying Party shall: (i) agree that all of the Claimed Amount is owed to the Indemnified Party, (ii) agree that part, but not all, of the Claimed Amount (the “Agreed Amount”) is owed to the Indemnified Party, or (iii) contest that any of the Claimed Amount is owed to the Indemnified Party. The Indemnifying Party may contest the payment of all or a portion of the Claimed Amount only based upon a good faith belief that all or such portion of the Claimed Amount does not constitute Losses for which the Indemnified Party is entitled to indemnification under this Section 7. If no Response Notice is delivered by the Indemnifying Party within such 30-day period, then the Indemnifying Party shall be deemed to have agreed that all of the Claimed Amount is owed to the Indemnified Party.

           (c)     If the Indemnifying Party in the Response Notice agrees (or is deemed to have agreed) that all of the Claimed Amount is owed to the Indemnified Party, then the Indemnifying Party shall owe to the Indemnified Party an amount equal to the Claimed Amount to be paid in the manner set forth in this Section 7. If the Indemnifying Party in the Response Notice agrees that part, but not all, of the Claimed Amount is owed to the Indemnified Party, then the Indemnifying Party shall owe to the Indemnified Party an amount equal to the agreed amount set forth in such Response Notice to be paid in the manner set forth in this Section 7. The parties agree that the foregoing shall not be deemed to provide that the Indemnifying Party is entitled to make a binding determination regarding any disputed amounts owed to an Indemnified Party, unless such Indemnified Party accepts and agrees to such determination, and both the Indemnified Party and Indemnifying Party shall retain all rights and remedies available to such party hereunder.

           (d)     No delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any actual prejudice caused by or arising out of such delay.

7.3     Payment of Claims. An Indemnifying Party shall make payment of any portion of any Claimed Amount that such Indemnifying Party has agreed in a Response Notice that it owes to an Indemnified Party, or that such Indemnifying Party is deemed to have agreed it owes to such Indemnifying Party, said payment to be made within thirty (30) days after such Response Notice is delivered by such Indemnifying Party or should have been delivered by such Indemnifying Party, as the case may be.

7.4     Applicability; Exclusivity. Notwithstanding any term to the contrary in this Section 7, the indemnification and contribution provisions of the Registration Rights Agreement shall govern any claim made with respect to registration statements filed pursuant thereto or sales made thereunder. The parties hereby acknowledge and agree that in addition to remedies of the parties hereto in respect of any and all claims relating to any breach or purported breach of any representation, warranty, covenant or agreement that is contained in this Agreement pursuant to the indemnification provisions of this Section 7, all parties shall always retain the right to pursue and obtain injunctive relief in addition to any other rights or remedies hereunder.

       8.     REDEMPTION OF SECURITIES.

8.1     Provisional and Optional Redemption by the Company. (a) The Notes may be redeemed at the election of the Company, as a whole or from time to time in part, at any time on and after December 1, 2007 but prior to December 1, 2008 (a “Provisional Redemption”), upon notice by the Company to the Holders at a redemption price equal to $1,000 per $1,000 principal amount of the Notes redeemed plus accrued and unpaid interest, if any (such amount, the “Provisional Redemption Price”), to but excluding the date of redemption (the “Provisional Redemption Date”) if (i) the Closing Price of the Common Stock has exceeded 200% of the Conversion Price (as defined hereinafter and as such may be adjusted from time to time) then in effect for at least 20 Trading Days in any consecutive 30-Trading Day period ending on the Trading Day prior to the date of mailing of the provisional notice of redemption (the “Notice Date”), (ii) during each such 20 Trading Days, the trading volume is not less than 250,000 shares, and (iii) a registration statement covering resales of the Notes and the Common Stock issuable upon conversion thereof is effective and available for use and is expected to remain effective for the 30 days following the Provisional Redemption Date.

           (b)     The Notes may be redeemed at the election of the Company, as a whole or from time to time in part, at any time on or after December 1, 2008, and prior to maturity (an “Optional Redemption”), upon notice by the Company to the Holders, at the following optional redemption prices (expressed as percentages of the principal amount), together in each case with accrued and unpaid interest, if any (the “Optional Redemption Price” and, together with the Provisional Redemption Price, the “Redemption Price”), up to but not including the date fixed for redemption (the “Optional Redemption Date” and, together with the Provisional Redemption Date, the “Redemption Date”), if redeemed during the periods described below:

Period	Redemption Price

Dec. 1, 2008 – Nov. 30, 2009:	110%

Dec. 1, 2009 – Nov. 30, 2010:	108%

Dec. 1, 2010 – Nov. 30, 2011:	106%

Dec. 1, 2011 – repayment:	103%

8.2     Election to Redeem; Notice to Holders. The election of the Company to redeem any Notes shall be evidenced by a resolution of the Board. In case of any redemption at the election of the Company of all or any part of the Securities pursuant to Section 8.1 (Provisional Redemption or Optional Redemption), the Company shall, at least 45 days prior to the Provisional Redemption Date or Optional Redemption Date, as the case may be, notify the Holders of the Provisional Redemption Date or Optional Redemption Date, as the case may be, and of the principal amount of Notes to be redeemed. In the case of any redemption of Notes prior to the expiration of any restriction on such redemption provided in the terms of such Notes or elsewhere in this Agreement, the Company shall furnish the Holders with an certificate of the Chief Executive Officer of the Company evidencing compliance with such restriction.

8.3     Selection of Notes to Be Redeemed. If less than all the Notes are to be redeemed, the particular Notes to be redeemed shall be selected not more than 60 days and not less than 30 days prior to the Provisional Redemption Date or Optional Redemption Date, as the case may be, by the Company, from the Outstanding Notes not previously called for redemption, on a pro rata basis based on the principal amount of all Notes then outstanding.

If any Note selected for partial redemption is converted in part before termination of the conversion right with respect to the portion of the Note so selected; the converted portion of such Note shall be deemed, solely for purposes of determining the aggregate principal amount of the Notes to be redeemed, to be the portion selected for redemption (provided, however, that the Holder of such Note so converted and deemed redeemed shall not be entitled to any additional interest payment as a result of such deemed redemption than such Holder would have otherwise been entitled to receive upon conversion of such Note). Notes that have been converted during a selection of Notes to be redeemed may be treated by the Company as Outstanding Notes for the purpose of such selection.

Notes in denominations of $1,000 may only be redeemed in whole. The Company may select for redemption portions (equal to $1,000 or any multiple thereof) of the principal of Notes that have denominations larger than $1,000. Provisions of this Agreement that apply to Notes called for redemption also apply to portions of Notes called for redemption.

For all purposes of this Agreement, unless the context otherwise requires, all provisions relating to the redemption of Notes shall relate, in the case of any Note redeemed or to be redeemed only in part, to the portion of the principal amount of such Note which has been or is to be redeemed.

8.4     Notice of Redemption.

All notices of redemption shall state:

           (a)    the Redemption Date;

           (b)    the Redemption Price;

           (c)    if less than all Outstanding Notes are to be redeemed, the identification (and, in the case of partial redemption, the principal amount) of the particular Notes to be redeemed;

           (d)     in case any Note is to be redeemed in part only, the notice that relates to such Note shall state that on and after the Redemption Date, upon surrender of such Note, the Holder will receive, without a charge, a new Note or Notes of authorized denominations for the principal amount thereof remaining unredeemed;

(e)     that on the Redemption Date, the Redemption Price will become due and payable upon each such Note, or the portion thereof, to be redeemed and, if applicable, that interest thereon shall cease to accrue on and after said date;

(f)     the place or places of payment where such Notes are to be surrendered for payment of the Redemption Price;

(g)     that Notes called for redemption must be presented and surrendered to the Company to collect the Redemption Price;

(h)     the then current Conversion Price;

(i)     that the Notes called for redemption may be converted at any time before the close of business New York City time on the last Business Day prior to the Redemption Date;

(j)     the CUSIP number of such Notes, if any; and

(k)     that a Holder of Notes who desires to convert Notes must satisfy the requirements for conversion contained in such Notes and this Agreement.

8.5     Deposit of Redemption Price. Not later than 11:00 a.m. New York City time on the Redemption Date, the Company shall segregate and hold in trust an amount of money sufficient to pay on the Redemption Date, the Redemption Price of all the Notes or portions thereof that are to be redeemed on that date, other than Notes or portions thereof called for redemption on that date that have been cancelled by the Company or have been converted.

8.6     Notes Payable on Redemption Date. Notice of redemption having been given as aforesaid, the Notes so to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price therein specified, and from and after such date (unless the Company shall default in the payment of the Redemption Price) such Notes shall cease to bear interest. Upon surrender of any such Note for redemption in accordance with said notice, such Note shall be paid by the Company at the Redemption Price provided, however, that if the Provisional Redemption Date is an interest payment date, the semi-annual payment of interest becoming due on such date shall be payable to the Holders of such Notes registered as such on the relevant record date according to their terms.

If any Note called for redemption shall not be so paid upon surrender thereof for redemption, the Redemption Price, shall, until paid, bear interest from the Redemption Date at the rate borne by the Note and such Note shall remain convertible into Common Stock until the Redemption Price, and any such accrued interest, shall have been paid or duly provided for.

8.7     Securities Redeemed in Part. Any Note that is to be redeemed only in part (pursuant to the provisions of this Section 8) shall be surrendered at a place of payment therefor (with, if the Company so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder thereof or its attorney duly authorized in writing) and the Company shall execute and deliver to the Holder of such Note without service charge a new Note or Notes, of any authorized denomination as requested by such Holder in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered.

       9.     REPURCHASE AT OPTION OF HOLDERS UPON CHANGE IN CONTROL.

9.1     Right to Require Repurchase. In the event that a Change in Control shall occur, each Holder shall have the right, at the Holder’s option, to require the Company to repurchase all of such Holder’s Notes, or any portion of the principal amount thereof that is an integral multiple of $1,000 (provided that no single Note may be repurchased in part unless the portion of the principal amount of such Notes to be outstanding after such repurchase is equal to $1,000 or an integral multiple of $1,000), on the date (the “Repurchase Date”) that is not later than 45 Business Days after the date of the occurrence of a Change in Control, at a purchase price equal to 100% of the principal amount of the Notes plus interest accrued and unpaid to the Repurchase Date (the “Repurchase Price”).

9.2     [Intentionally Omitted].

9.3     Notices; Method of Exercising Repurchase Right, Etc. (a) Unless the Company shall have theretofore called for redemption all of the Outstanding Notes, on or before the 15th Business Day after the occurrence of a Change in Control, the Company shall give notice to all Holders of the Securities (the “Company Notice”) of the occurrence of the Change in Control and of the repurchase right set forth herein arising as a result thereof.

Each Company Notice shall state:

     (i)     the date of such Change in Control and, briefly, the events causing such Change in Control;

     (ii)     the date by which the Change in Control Purchase Notice (as defined below) must be delivered;

     (iii)     the Repurchase Date;

     (iv)     the Repurchase Price;

     (v)     a description of the procedure that a Holder must follow to exercise a repurchase right;

     (vi)     the procedures for withdrawing a Change in Control Purchase Notice;

     (vii)     the place or places where such Notes are to be surrendered for payment of the Repurchase Price or for conversion;

     (viii)     briefly, the conversion rights of Holders of Notes;

     (ix)     the Conversion Price and any adjustments thereto; and

     (x)     that Holders who want to convert Notes must satisfy the requirements set forth in the Notes and this Agreement.

The Company will cause a copy of the Company Notice to be published in The Wall Street Journal or another daily newspaper of national circulation.

         (b)     To exercise a repurchase right, a Holder must deliver to the Company at an office maintained for such purpose in the Borough of Manhattan, The City of New York, prior to 5:00 p.m. New York City Time on the Repurchase Date written notice of the Holder’s exercise of such right (the “Change in Control Purchase Notice”), which notice shall set forth (i) the name of the Holder, (ii) the certificate numbers of the Notes with respect to which the repurchase right is being exercised, (iii) the principal amount of the Notes to be repurchased (and, if any Note is to be repurchased in part, the portion of the principal amount thereof to be repurchased, which shall be an integral multiples of $1,000) and (iv) a statement that an election to exercise the repurchase right is being made thereby pursuant to the applicable provisions of the Notes.

         (c)     On or prior to the Repurchase Date, the Company shall segregate and hold in trust an amount of money sufficient to pay the Repurchase Price of the Notes that are to be repaid on the Repurchase Date. On the Repurchase Date, the Company shall repurchase all such Notes validly tendered prior to such date.

In the event that a Holder has previously delivered a Change in Control Purchase Notice, but failed to tender the Note with respect to which such Change in Control Purchase Notice relates, then so long as the Company holds money sufficient to pay the Repurchase Price in respect thereof such Note shall cease to be an Outstanding Note for the purposes of this Agreement and all rights of the Holder thereof, other than the right to receive the Repurchase Price together with any accrued interest thereon, shall terminate.

         (d)     If any Note (or portion thereof) surrendered for repurchase shall not be so paid on the Repurchase Date, the Repurchase Price in respect of such Note shall, until paid, bear interest from the Repurchase Date at the rate borne by the Note and such Note shall remain convertible into Common Stock until the Repurchase Price and any such accrued interest shall have been paid or duly provided for.

         (e)     Any Note that is to be repurchased only in part shall be surrendered to the Company, which shall execute and deliver to the Holder of such Note without service charge, a new Note or Notes, containing identical terms and conditions, each in an authorized denomination in aggregate principal amount equal to and in exchange for the portion of the principal of the Note so surrendered that was not repurchased.

         (f)     Any Holder that has delivered a Change in Control Purchase Notice shall have the right to withdraw such notice at any time prior to 5:00 p.m. New York City time on the Repurchase Date by delivery of a written notice of withdrawal to the Company prior to the close of business on the Repurchase Date. The notice of withdrawal shall state the principal amount and the certificate numbers of the Notes as to which the withdrawal notice relates and the principal amount, if any, that remains subject to the notice of exercise of a repurchase right. A Note in respect of which a Holder has exercised its option to require repurchase upon a Change in Control may thereafter be converted into Common Stock only if such Holder withdraws its Change in Control Purchase Notice in accordance with the preceding sentence.

9.4     Certain Definitions.

For purposes of this Section 9:

         (a)     the terms “beneficial owner” and “beneficial ownership” shall be determined in accordance with Rules 13d-3 and 13d-5 promulgated by the SEC pursuant to the Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time; and

         (b)     a “Change in Control” shall be deemed to have occurred at such time after the original issuance of the Notes as:

     (i)     the Company shall consolidate with, or merge with or into another Person or convey, transfer, lease or otherwise dispose of all or substantially all of its assets to any Person, or any Person, consolidates with or merges with or into the Company, in any event pursuant to a transaction in which the Company’s outstanding voting stock is converted into or exchanged for cash, securities or other property, other than any such transactions where:

     (A)     the Company’s voting stock is not converted or exchanged at all (except to the extent necessary to reflect a change in the Company’s jurisdiction of incorporation) or is converted into or exchanged for voting stock (other than Redeemable Capital Stock) of the surviving or transferee corporation, and

     (B)     immediately after such transaction, no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is the beneficial owner of more than 50% of the total outstanding voting stock of the surviving or transferee corporation;

     (ii)     during any consecutive two-year period, individuals who at the beginning of such period constituted the Board (together with any new directors whose election to such Board, or whose nomination for election by the Company’s stockholders, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period of whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office;

     (iii)     a special resolution is passed by the Company’s stockholders approving the plan of liquidation or dissolution.

         (c)     “Redeemable Capital Stock” means any class or series of capital stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the December 1, 2012 or is redeemable at the option of the holder thereof at any time prior to December 1, 2012, or is convertible into or exchangeable for debt securities at any time prior to December 1, 2012; provided, however, that Redeemable Capital Stock shall not include any Common Stock the holder of which has the right to put to the Company upon termination of employment.

    10.     CONVERSION.

10.1     Conversion Privilege, Conversion Rate and Conversion Price. Subject to and upon compliance with the provisions of this Section 10, at the option of the Holder thereof, any Note or any portion of the principal amount thereof that is $1,000 or an integral multiple of $1,000 may be converted at any time after the date hereof through the close of business on December 1, 2012 into that number of fully paid and non-assessable shares of Common Stock obtained by multiplying the Conversion Rate then in effect by each $1,000 principal amount of Notes surrendered for conversion. In case a Note or portion thereof has previously been called for redemption at the election of the Company, such conversion right in respect of the Note or portion so called shall expire at the close of business, New York City time, on the last Business Day prior to the Redemption Date, unless the Company defaults in making the payment due upon redemption. A Note in respect of which a Holder has delivered a Change in Control Purchase Notice (as defined in Article 10 hereof) exercising the option of such Holder to require the Company to purchase such Note may be converted only if such notice and the Note is withdrawn by a written notice of withdrawal delivered by the Holder to the Company prior to the close of business on the Repurchase Date, in accordance with the terms of this Agreement.

The price at which shares of Common Stock shall be delivered upon conversion (herein called the “Conversion Price”) shall be initially $2.00 per share of Common Stock, which is equal to a conversion rate of 500 shares per $1,000 principal amount of the Securities (the “Conversion Rate”). The Conversion Rate shall be adjusted in certain instances and, in every instance in which an adjustment is made to the Conversion Rate, a corresponding adjustment shall be made to the Conversion Price.

Notwithstanding the foregoing, no Notes will be convertible into shares of Common Stock to the extent that such conversion will result in the Holder (together with its Affiliates) owning, holding or beneficially owning more than 9.99% of the Common Stock (the “Ownership Limit”), and at any time, and from time to time, if the Holder (together with its Affiliates) owns, holds or beneficially owns a percentage less than the Ownership Limit, then such Notes shall then be convertible into shares of Common Stock pursuant to this Section 10 to the extent that it would not result in the Holder (together with its Affiliates) owning, holding or beneficially owning more than the Ownership Limit.

10.2     Exercise of Conversion Privilege. In order to exercise the conversion privilege with respect to any Note, the Holder of any Note to be converted shall surrender such Note, duly endorsed or assigned to the Company or in blank, at any office or agency maintained by the Company pursuant to this Agreement, accompanied by (a) written notice to the Company stating that the Holder elects to convert such Note or, if less than the entire principal amount thereof is to be converted, the portion thereof to be converted, (b) the funds, if any, required by this Section, and (c) if Common Stock or any portion of such Note not to be converted are to be issued in the name of a Person other than the Holder thereof, the name of the Person in which to issue such Common Stock or portion of the Note and the transfer taxes, if any, required to be paid by the Holder pursuant to this Agreement.

As promptly as practicable after satisfaction of the requirements for conversion set forth above, the Company shall issue and shall deliver to such Holder a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such Note or portion thereof in accordance with the provisions of this Section and a check or cash in respect of any fractional interest in respect of a share of Common Stock arising upon such conversion, as provided in Section 10.3. In case any Note of a denomination greater than $1,000 shall be surrendered for partial conversion, and subject to Section 2, the Company shall execute and deliver to the Holder of the Note so surrendered, without charge, a new Note or Notes in authorized denominations in an aggregate principal amount equal to the unconverted portion of the surrendered Note.

Each conversion shall be deemed to have been effected as to any such Note (or portion thereof) on the date on which the requirements set forth above in this Section 10.2 have been satisfied as to such Note (or portion thereof), and the Person in whose name any certificate or certificates for shares of Common Stock issuable upon such conversion shall be deemed to have become on said date the holder of record of the shares represented thereby; provided however that any such surrender on any date when the stock transfer books of the Company shall be closed shall constitute the Person in whose name the certificates are to be issued as the record holder thereof for all purposes on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Rate in effect on the date upon which such Note shall be surrendered.

Any Note or portion thereof surrendered for conversion during the period from the close of business on the record date for any interest payment date to the close of business on the Business Day next preceding the following interest payment date that has not been called for redemption during such period, shall be accompanied by payment, in immediately available funds or other funds acceptable to the Company, of an amount equal to the interest otherwise payable on such interest payment date on the principal amount being converted; provided however that no such payment need be made to the extent any overdue interest shall exist at the time of conversion with respect to any such Note or portion thereof. Except as provided above in this Section 10.2, no payment or other adjustment shall be made for interest accrued on any Note converted or for dividends on any shares issued upon the conversion of such Note as provided in this Section 10.

10.3     Fractions of Shares. No fractional shares of Common Stock shall be issued upon conversion of Notes. If more than one Note shall be surrendered for conversion at one time by the same Holder, the number of full shares that shall be issuable upon conversion thereof shall be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof) so surrendered. Instead of any fractional share of Common Stock that would otherwise be issuable upon conversion of any Note (or specified portions thereof), the Company shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the Closing Price per share of the Common Stock at the close of business on the Trading Day immediately preceding such day.

“Trading Day” shall mean each day on which the primary securities exchange or quotation system that is used to determine the Closing Price is open for trading or quotation.

“Closing Price” of a single share of Common Stock on any Trading Day shall mean the closing sale price per share for the Common Stock (or if no closing sale price is reported, the average of the bid and ask prices) on such Trading Day on the principal United States national securities exchange on which the Common Stock is traded or, if the Common Stock is not listed on a United States national stock exchange, as reported by the National Association of Securities Dealers Automated Quotation System.

10.4     Adjustment of Conversion Rate. (a) In case the Company shall pay or make a dividend or other distribution on its Common Stock exclusively in Common Stock, the Conversion Rate in effect at the opening of business on the earlier of the day next following such dividend or other distribution or the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be adjusted so that a Holder upon conversion will be entitled to receive that number of shares of Common Stock it would have been entitled to after such dividend or other distribution if it had converted its Note immediately prior to such dividend or other distribution.

            (b)     In case the Company shall pay or make a dividend or other distribution on its Common Stock consisting exclusively of, or shall otherwise issue to all holders of its Common Stock, rights, warrants or options entitling the holders thereof, for a period not exceeding 45 days, to subscribe for or purchase shares of Common Stock at a price per share less than the current market price per share (determined as provided in Section 10.4(g)) of the Common Stock on the date fixed for the determination of stockholders entitled to receive such rights, warrants or options, the Conversion Rate in effect at the opening of business on the day following the date fixed for such determination shall be increased by multiplying such Conversion Rate by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase and the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate price of the total number of shares so offered would purchase at the current market price per share (determined as provided in Section 10.4(g)), such increase to become effective immediately after the opening of business on the day following the date fixed for such determination.

            (c)     In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Rate in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately increased, and, conversely, in case outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the Conversion Rate in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately reduced, such increase or reduction, as the case maybe, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

         (d)     In case the Company shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness, shares of any class of capital stock, securities, cash or assets (excluding any rights, warrants or options referred to in Section 10.4(b), any dividend or distribution paid exclusively in cash and any dividend or distribution referred to in Section 10.4(a)), the Conversion Rate shall be adjusted by multiplying the Conversion Rate in effect immediately prior to the earlier of such distribution or the determination of stockholders entitled to receive such distribution by a fraction of which the numerator shall be the current market price per share (determined as provided in Section 10.4(g)) and the denominator shall be such current market price less the fair market value (as determined in good faith by the Board, whose determination shall be conclusive and described in a board resolution), on the date of such effectiveness, of the portion of the evidences of indebtedness, shares of capital stock, securities, cash and assets so distributed applicable to one share of Common Stock, such adjustment to become effective immediately prior to the opening of business on the day next following the later of (i) the date fixed for the payment of such distribution and (ii) the date 20 days after the notice relating to such distribution is given pursuant to Section 10.6 (such later date of (i) and (ii) being referred to as the “Reference Date”). For purposes of this Section 10.4(d) and Sections 10.4(a) and 10.4(b), any dividend or distribution for which an adjustment is being made pursuant to this Section 10.4(d) that also includes shares of Common Stock or rights, warrants or options to subscribe for or purchase shares of Common Stock shall be deemed instead to be (A) a dividend or distribution of the evidences of indebtedness, cash, property, shares of capital stock or securities other than such shares of Common Stock or such rights, warrants or options (making any Conversion Rate adjustment required by this Section 10.4(d)) immediately followed by (B) a dividend or distribution of such shares of Common Stock or such rights (making any further Conversion Rate adjustment required by Sections 10.4(a) or 10.4(b)), except (1) the record date of such dividend or distribution as defined in this Section 10.4(d) shall be substituted as “the date fixed for the determination of stockholders entitled to receive such dividend or other distributions”, “the date fixed for the determination of stockholders entitled to receive such rights, warrants or options” and “the date fixed for such determination” within the meaning of Sections 10.4(a) and 10.4(b) and (2) any shares of Common Stock included in such dividend or distribution shall not be deemed “outstanding at the close of business on the date fixed for such determination” within the meaning of this 10.4(a) .

         (e)     In case the Company shall, by dividend or otherwise, make a distribution to all holders of its Common Stock exclusively in cash in an aggregate amount that, together with (i) the aggregate amount of any other distributions to all holders of its Common Stock made exclusively in cash within the 12 months preceding the date of payment of such distribution and in respect of which no Conversion Rate adjustment pursuant to this Section 10.4(e) has been made and (ii) the aggregate of any cash plus the fair market value (as determined in good faith by the Board, whose determination shall be conclusive and described in a board resolution), as of the expiration of the tender or exchange offer referred to below, of consideration payable in respect of any tender or exchange offer by the Company or a Subsidiary for all or any portion of the Common

Stock concluded within the 12 months preceding the date of payment of such distribution and in respect of which no Conversion Rate adjustment pursuant to this Section 10.4(e) has been made, exceeds 10% of the product of the current market price per share (determined as provided in Section 10.4(g)) of the Common Stock as of the Trading Day immediately preceding the record date fixed for stockholders entitled to receive such distribution times the number of shares of Common Stock outstanding on such record date, the Conversion Rate shall be increased so that the same shall equal the price determined by multiplying the Conversion Rate in effect immediately prior to the close of business on the date fixed for the determination of the stockholders of record entitled to such distribution by a fraction of which the denominator shall be the current market price per share (determined as provided in Section 10.4(g)) on such date less an amount equal to the quotient of (x) the excess of such combined amount over such 10% and (y) the number of shares of Common Stock outstanding on the record date and (iii) the numerator of which shall be equal to the current market price on such date, such adjustment to become effective immediately prior to the opening of business on the day following the record date fixed for the payment of such distribution.

         (f)     In case a successful tender or exchange offer, other than an odd lot offer, made by the Company or Subsidiary for all or any portion of the Common Stock shall involve an aggregate consideration having a fair market value (as determined in good faith by the Board, whose determination shall be conclusive and described in a resolution of the Board) at the last time (the “Expiration Time”) tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended) that, together with (i) the aggregate of the cash plus the fair market value (as determined in good faith by the Board, whose determination shall be conclusive and described in a resolution of the Board), as of the expiration of the other tender or exchange offer referred to below, of consideration payable in respect of any other tender or exchange offer by the Company or the Subsidiary for all or any portion of the Common Stock concluded within the preceding 12 months and in respect of which no Conversion Rate adjustment pursuant to this Section 10.4(f) has been made and (ii) the aggregate amount of any distributions to all holders of the Common Stock made exclusively in cash within the preceding 12 months and in respect of which no Conversion Rate adjustment pursuant to Section 10.4(e) has been made, exceeds 10% of the product of the current market price per share (determined as provided in Section 10.4(g)) of the Common Stock outstanding (including any tendered shares) on the Expiration Time, the Conversion Rate shall be adjusted by multiplying the Conversion Rate in effect immediately prior to the Expiration Time by a fraction of which the denominator shall be (i) the product of the current market price per share (determined as provided in Section 10.4(g)) of the Common Stock on the Trading Day next succeeding the Expiration Time times the number of shares of Common Stock outstanding (including any tendered or exchanged shares) at the Expiration Time minus (ii) the fair market value (determined as aforesaid) of the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the “Purchased Shares”) and the numerator shall be the product of  (i) such current market price per share (determined in accordance with Section 10.4(g)) on the Trading Day next succeeding the Expiration Time times (ii) such number of outstanding shares at the Expiration Time less the number of Purchased Shares, such increase to become effective immediately prior to the opening of business on the day following the Expiration Time.

         (g)     For the purpose of any computation under Sections 10.4(b), (d) and (e), the current market price per share of Common Stock on any date in question shall be deemed to be the average of the daily Closing Prices per share of Common Stock for the ten consecutive Trading Days immediately prior to the date in question; provided, however, that (i) if the “ex” date (as hereinafter defined) for any event (other than the issuance or distribution requiring such computation) that requires an adjustment to the Conversion Rate pursuant to Section 10.4(a), (b), (c), (d), (e) or (f) (“Other Event”) occurs on or after the 20th Trading Day prior to the date in question and prior to the “ex” date for the issuance or distribution requiring such computation (the “Current Event”), the Closing Price for each Trading Day prior to the “ex” date for such Other Event shall be adjusted by multiplying such Closing Price by the reciprocal of the fraction by which the Conversion Rate is so required to be adjusted as a result of such Other Event, (ii) if the “ex” date for any Other Event occurs after the “ex” date for the Current Event and on or prior to the date in question, the Closing Price for each Trading Day on and after the “ex” date for such Other Event shall be adjusted by multiplying such Closing Price by the fraction by which the Conversion Rate is so required to be adjusted as a result of such Other Event, (iii) if the “ex” date for any Other Event occurs on the “ex” date for the Current Event, one of those events shall be deemed for purposes of clauses (i) and (ii) of this proviso to have an “ex” date occurring prior to the “ex” date for the Other Event, and (iv) if the “ex” date for the Current Event is on or prior to the date in question, after taking into account any adjustment required pursuant to clause (ii) of this proviso, the Closing Price for each Trading Day on or after such “ex” date shall be adjusted by adding thereto the amount of any cash and the fair market value on the date in question (as determined in good faith by the Board in a manner consistent with any determination of such value for purposes of Section 10.4(d) or (e), whose determination shall be conclusive and described in a board resolution) of the portion of the rights, warrants, options, evidences of indebtedness, shares of capital stock, securities, cash or property being distributed applicable to one share of Common Stock. For the purpose of any computation under Section 10.4(f), the current market price per share of Common Stock on any date in question shall be deemed to be the average of the daily Closing Prices for the five consecutive Trading Days selected by the Company commencing on or after the latest (the “Commencement Date”) of (i) the date 20 Trading Days before the date in question, (ii) the date of commencement of the tender or exchange offer requiring such computation and (iii) the date of the last amendment, if any, of such tender or exchange offer involving a change in the maximum number of shares for which tenders are sought or a change in the consideration offered, and ending not later than the Trading Day next succeeding the Expiration Time of such tender or exchange offer (or, if such Expiration Time occurs before the close of trading on a Trading Day, not later than the Trading Day during which the Expiration Time occurs); provided, however, that if the “ex” date for any Other Event (other than the tender or exchange offer requiring such computation) occurs on or after the Commencement Date and on or prior to the Trading Day next succeeding the Expiration Time for the tender or exchange offer requiring such computation, the Closing Price for each Trading Day prior to the “ex” date for such Other Event shall be adjusted by multiplying such Closing Price by the reciprocal of the same fraction by which the Conversion Rate is so required to be adjusted as a result of such other event. For purposes of this paragraph, the term “ex” date, (i) when used with respect to any issuance or distribution, means the first date on which the Common Stock trades regular way on the relevant exchange or in the relevant market from which the Closing Price was obtained without the right to receive such issuance or distribution, (ii) when used with respect to any subdivision or combination of shares of Common Stock, means the first date on which the Common Stock trades regular way on such exchange or in such market after the time at which such subdivision or combination becomes effective, and (iii) when used with respect to any tender or exchange offer means the first date on which the Common Stock trades regular way on such exchange or in such market after the Expiration Time of such tender or exchange offer.

         (h)      Issuance of Common Stock or Common Stock Equivalent below Conversion Price.

         (i)     If the Company shall at any time or from time to time issue or sell any shares of Common Stock or Common Stock Equivalents at a price per share of Common Stock (the “New Issue Price”) that is less than the Conversion Price then in effect (treating the price per share of Common Stock, in the case of the issuance of any Common Stock Equivalent, as equal to (x) the sum of the price for such Common Stock Equivalent plus any additional consideration payable (without regard to any antidilution adjustments) upon the conversion, exchange or exercise of such Common Stock Equivalent divided by (y) the number of shares of Common Stock initially underlying such Common Stock Equivalent), other than (A) issuances or sales for which an adjustment is made pursuant to another clause of this Section 10.4 and (B) issuances in connection with an Excluded Transaction, then, and in each such case, the Conversion Price then in effect shall be adjusted to equal the New Issue Price; provided, however, that notwithstanding anything in this Agreement to the contrary, in no event shall the Conversion Price be reduced by operation of this Section 10.4(h) to less than $1.00 (as adjusted for any stock splits, reverse stock splits and similar events); provided, further, that in no event shall the Company issue to any Affiliate any Common Stock or Common Stock Equivalent at a price below the then-applicable Conversion Price, except pursuant to an Excluded Transaction.

         (ii)     Such adjustment shall be made whenever such shares of Common Stock or Common Stock Equivalents are issued, and shall become effective retroactively (x) in the case of an issuance to the stockholders of the Company, as such, to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such shares of Common Stock or Common Stock Equivalents and (y) in all other cases, on the date of such issuance; provided, however, that the determination as to whether an adjustment is required to be made pursuant to this Section 10.4(h) shall only be made upon the issuance of such shares of Common Stock or Common Stock Equivalents, and not upon the issuance of any security into which the Common Stock Equivalents convert, exchange or may be exercised.

         (iii)     In case at any time any shares of Common Stock or Common Stock Equivalents or any rights or options to purchase any shares of Common Stock or Common Stock Equivalents shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Company therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions or discounts paid or allowed by the Company in connection therewith. In case any shares of Common Stock or Common

Stock Equivalents or any rights or options to purchase any Common Stock or Common Stock Equivalents shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair market value of such consideration, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions or discounts paid or allowed by the Company in connection therewith, as determined by the Board.

         (iv)     If any Common Stock Equivalents (or any portions thereof) which shall have given rise to an adjustment pursuant to this Section 10.4(h) shall have expired or terminated without the exercise thereof and/or if by reason of the terms of such Common Stock Equivalents there shall have been an increase or increases, with the passage of time or otherwise, in the price payable upon the exercise or conversion thereof, then the Conversion Price or shall be readjusted (but to no greater extent than originally adjusted) in order to (A) eliminate from the computation any additional shares of Common Stock corresponding to such Common Stock Equivalents as shall have expired or terminated, (B) treat the additional shares of Common Stock, if any, actually issued or issuable pursuant to the previous exercise of such Common Stock Equivalents as having been issued for the consideration actually received and receivable therefor and (C) treat any of such Common Stock Equivalents which remain outstanding as being subject to exercise or conversion on the basis of such exercise or conversion price as shall be in effect at the time.

         (v)     For purposes of this Section 10.4(h):

“Common Stock Equivalent” shall mean any security or obligation which is by its terms convertible or exchangeable into shares of Common Stock or another Common Stock Equivalent, and any option, warrant or other subscription or purchase right with respect to Common Stock.

“Excluded Transaction” means (a) any issuance of shares of restricted stock or options to purchase shares of Common Stock (subject to adjustment in the event of stock splits, combinations or similar occurrences) pursuant to the Company’s 2005 Stock Option Plan and (b) any issuance of Common Stock or Common Stock Equivalents (i) in connection with mergers or acquisitions by the Company (including technology or asset acquisitions) that have been approved by the Board, (ii) to commercial banks, lessors and licensors in non-equity financing transactions (excluding issuances to private equity or venture capital firms or any private equity division of any investment bank or commercial bank), (iii) to the public pursuant to an effective registration statement filed under the Securities Act and (iv) upon the conversion or exercise of Common Stock Equivalents (as from time to time may be amended) outstanding as of the date of this Agreement.

         (i)     The Company may make such increases in the Conversion Rate, in addition to those required by paragraphs (a), (b), (c), (d), (e), (f) and (h) of this Section 10.4, as it considers to be advisable.

         (j)     No adjustment in the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least 1% in the Conversion Rate; provided, however, that any adjustments, which by reason of this Section 10.4(j) are not required to be made, shall be carried forward and taken into account in any subsequent adjustment.

                         (k)     In the event that the Company distributes assets, debt securities, rights, warrants or options (other than those referred to in Section 10.4(b) above) pro rata to holders of Common Stock, and the fair market value of the portion of assets, debt securities, rights, warrants or options applicable to one share of Common Stock distributed to holders of Common Stock exceeds the Average Sale Price (as defined below) per share of Common Stock, or such Average Sale Price exceeds such fair market value by less than $1.00, then so long as any such assets, debt securities, rights, options or warrants have not expired or been redeemed by the Company, the Company shall make proper provision so that the Holder of any Security upon conversion, rather than being entitled to an adjustment in the Conversion Rate, will be entitled to receive upon such conversion, in addition to the shares of Common Stock otherwise issuable upon conversion, the kind and amount of assets, debt securities, rights, warrants and options such Holder would have received had such Holder converted its Note immediately prior to the date of determination of the holders entitled to such distribution.

“Average Sale Price” means the average of the Closing Prices of the Common Stock for the shorter of (i) 30 consecutive Trading Days ending on the last full Trading Day prior to the Time of Determination (as defined below) with respect to the rights, options, warrants or distribution in respect of which the Average Sale Price is being calculated, or (ii) the period (x) commencing on the date next succeeding the first public announcement of (a) the issuance of rights, options or warrants or (b) the distribution, in each case, in respect of which the Average Sale Price is being calculated and (y) proceeding through the last full Trading Day prior to the Time of Determination with respect to the rights, options, warrants or distribution in respect of which the Average Sale Price is being calculated, or (iii) the period, if any, (x) commencing on the date next succeeding the Ex-Dividend Time (as defined below) with respect to the next preceding (a) issuance of rights, warrants or options or (b) distribution, in each case, for which an adjustment is required by the provisions of Section 10.4 and (y) proceeding through the last full Trading Day prior to the Time of Determination with respect to the rights, options, warrants, or distribution in respect of which the Average Sale Price is being calculated. If the Ex-Dividend Time (or in the case of a subdivision, combination or reclassification, the effective date with respect thereto) with respect to a dividend, subdivision, combination or reclassification to which Section 10.4(a) or (b) applies occurs during the period applicable for calculating “Average Sale Price” pursuant to the definition in the preceding sentence, “Average Sale Price” shall be calculated for such period in a manner determined in good faith by the Board to reflect the impact of such dividend, subdivision, combination or reclassification on the Closing Price of the Common Stock during such period.

“Time of Determination” means the time and date of the earlier of (i) the determination of stockholders entitled to receive rights, warrants or options or a distribution, in each case, to which this Section 10.4 applies and (ii) the time (“Ex-Dividend Time”) immediately prior to the commencement of “ex-dividend” trading for such rights, options, warrants or distribution on the New York Stock Exchange or such other national or regional exchange or market on which the shares of Common Stock are listed or quoted.

10.5     Notice of Adjustments of Conversion Rate. Whenever the Conversion Rate and Conversion Price are adjusted as herein provided, the Company shall compute the adjusted Conversion Rate and Conversion Price in accordance with Section 10.4 and shall prepare a certificate signed by the Chief Financial Officer of the Company setting forth the adjusted Conversion Rate and Conversion Price and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be filed at each office or agency maintained for the purpose of conversion of Notes; and the Company shall forthwith cause a notice setting forth the adjusted Conversion Rate and Conversion Price to be mailed, first class postage prepaid, to each Holder at its address appearing on the register.

10.6     Notice of Certain Corporate Action. In case:

             (a)     the Company shall declare a dividend (or any other distribution) on its Common Stock that would require a Conversion Rate adjustment pursuant to Section 10.4(e); or

             (b)     the Company shall authorize the granting to all holders of its Common Stock of rights, warrants or options to subscribe for or purchase any shares of capital stock of any class or of any other rights (excluding rights distributed pursuant to any stockholder rights plan); or

             (c)     of any reclassification of the Common Stock of the Company (other than a subdivision or combination of its outstanding shares of Common Stock), or of any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or of the sale or transfer of all or substantially all of the assets of the Company; or

             (d)     of the voluntary or involuntary dissolution, liquidation or winding, up of the Company; or

             (e)     the Company or any Subsidiary of the Company shall commence a tender or exchange offer for all or a portion of the Company’s outstanding shares of Common Stock (or shall amend any such tender or exchange offer);

then the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of Notes, and shall cause to be mailed to all Holders at their last addresses as they shall appear in the register, at least 20 days (or 10 days in any case specified in clause 10.6(a) or 10.6(b) above) prior to the applicable record, effective or expiration date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights, warrants or options, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights, warrants or options are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up, or (z) the date on which such tender offer commenced, the date on which such tender offer is scheduled to expire unless extended, the consideration offered and the other material terms thereof (or the material terms of any amendment thereto).

10.7     Taxes on Conversions. The Company will pay any and all Taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of Notes pursuant hereto. The Company shall not, however, be required to pay any Tax that may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that of the Holder of the Notes to be converted, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such Tax, or has established to the satisfaction of the Company that such Tax has been paid.

10.8     Cancellation of Converted Notes. All Notes delivered for conversion shall be delivered to the Company to be cancelled upon such conversion.

10.9     Provisions in Case of Reclassification, Consolidation, Merger or Sale of Assets. In the event that the Company shall be a party to any transaction (including any (i) recapitalization or reclassification of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination of the Common Stock), (ii) any consolidation of the Company with, or merger of the Company into, any other Person, any merger of another Person into the Company (other than a merger that does not result in a reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Company), (iii) any sale or transfer of all or substantially all of the assets of the Company or (iv) any compulsory share exchange) pursuant to which the Common Stock is converted into the right to receive other securities, cash or other property, then lawful provision shall be made as part of the terms of such transaction whereby the Holder of each Outstanding Security shall have the right thereafter to convert such Note only into (subject to funds being legally available for such purpose under applicable law at the time of such conversion) the kind and amount of securities, cash and other property receivable upon such transaction by a holder of the number of shares of Common Stock into which such Note might have been converted immediately prior to such transaction. The Company or the Person formed by such consolidation or resulting from such merger or that acquired such assets or that acquired the Company’s shares of Common Stock, as the case may be, shall expressly assume these obligations.

10.10     Company’s Obligation. All calculations, adjustments, conversions and other determinations under this Section 10 shall be the sole responsibility and obligation of the Company.

     11.     MISCELLANEOUS PROVISIONS.

11.1     Rights Cumulative. Each and all of the various rights, powers and remedies of the parties shall be considered to be cumulative with and in addition to any other rights, powers and remedies which such parties may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy shall neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.

11.2     Pronouns. All pronouns or any variation thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

11.3     Notices.

            (a)     Any notices, reports or other correspondence (hereinafter collectively referred to as “correspondence”) required or permitted to be given hereunder shall be given in writing and shall be deemed given if sent by certified or registered mail (return receipt requested), overnight courier or telecopy (with confirmation of receipt), or delivered by hand to the party to whom such correspondence is required or permitted to be given hereunder. An electronic communication (“Electronic Notice”) shall be deemed written notice for purposes of this Section 11.3 if sent with return receipt requested to the electronic mail address specified by the receiving party either in this Section 11.3 or on Exhibit A hereto. Electronic Notice shall be deemed received at the time the party sending Electronic Notice receives verification of receipt by the receiving party.

            (b)     All correspondence to the Company shall be addressed as follows:

Wilson Holdings, Inc.
2700 Via Fortuna, Suite 400
Austin, TX 78746
Attention: Chief Financial Officer
Fax: (512) 732-0959
dallen@wilsonfamilycommunities.com

with a copy (which shall not constitute notice) to:

Andrews Kurth LLP
111 Congress, Suite 1700
Austin, Texas 78701
Attention: Carmelo Gordian
Fax: (512) 320-9292

            (c)     All correspondence to the Purchasers shall be addressed pursuant to the contact information set forth on Exhibit A attached hereto.

            (d)     Any entity may change the address to which correspondence to is to be addressed by notification as provided for herein.

11.4     Captions. The captions and paragraph headings of this Agreement solely for the convenience of reference and shall not affect its interpretation.

11.5     Severability. Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provisions shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.

11.6     Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.

11.7     Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

11.8     Assignment. The rights and obligations of any party hereto shall inure to the benefit of and shall be binding upon the authorized successors and permitted assigns of such party. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of Purchasers who hold a majority of the principal amount of all Notes then outstanding (the “Majority Purchasers”). Each Purchaser may assign or transfer any or all of its rights under this Agreement to any Person provided that such assignee or transferee agrees in writing to be bound, with respect to the transferred Notes, by the provisions hereof that apply to such assigning or transferring Purchaser; whereupon such assignee or transferee shall be deemed to be a “Purchaser” for all purposes of this Agreement.

11.9     Survival. The respective representations and warranties given by the parties hereto shall survive the Closing Date and the consummation of the transactions contemplated herein for a period of time equal to the time for which indemnification may be sought hereunder, without regard to any investigation made by any party. The respective covenants and agreements agreed to by a party hereto shall survive the Closing Date and the consummation of the transactions contemplated herein in accordance with their respective terms and conditions.

11.10     Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto respecting the subject matter hereof and supersedes all prior agreements, negotiations, understandings, representations and statements respecting the subject matter hereof, whether written or oral.

11.11     Amendments. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provisions of this Agreement shall be effective only if made or given in writing and signed by the Company and the Majority Purchasers; provided that any amendment, supplement, modification or waiver that is materially and disproportionately adverse to any particular Purchaser (as compared to all Purchasers as a group) shall require the consent of such Purchaser..

11.12     No Third Party Rights. This Agreement is intended solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any Person (including, without limitation, any stockholder or debt holder of the Company) other than the parties hereto; provided, that each of the Purchaser Indemnitees that are not Purchasers are entitled to all rights and benefits as third party beneficiaries of Section 7 of this Agreement.

11.13     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. The parties hereto confirm that any facsimile copy of another party's executed counterpart of this Agreement (or its signature page thereof) will be deemed to be an executed original thereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement as of the day and year first above written.

WILSON HOLDINGS, INC.
By:	/s/ Clark Wilson
Clark Wilson, President and Chief Executive Officer

PURCHASERS:

LC Capital Master Fund, Ltd.

By:	/s/ Richard F. Conway
Name:	Richard F. Conway
Title:	Director

Grandview, LLC

By: Millennium Partners, L.P.
By: Millennium Management, L.L.C.

By:	/s/ Terry Feeney
Name:	Terry Feeney
Title:	Chief Operating Officer

Tejas Securities Group, Inc. 401K Plan and Trust FBO John J. Gorman, John J. Gorman Trustee

By:	/s/ John J. Gorman
Name:	John J. Gorman
Title:	Trustee

U.S.A Fund, LLLP

By:	/s/ Marc P. Blum
Name:	Marc P. Blum
Title:	CEO

Dove Interests LLC

By:	/s/ Jared E. Abbruzzese
Name:	Jared E. Abbruzzese
Title:	An Authorized Signatory

MILFAM I, L.P.

By:	/s/ Lloyd I. Miller
Name:	Lloyd I. Miller
Title:	General Partner

/s/ John D. Ramming
John D. Ramming

/s/ Gerald Lindenmuth
Gerald Lindenmuth

/s/ Justin Lynch
Justin Lynch

Exhibit B

FORM OF NOTE

5% CONVERTIBLE NOTE DUE DECEMBER 1, 2012
No. [_____]	December 19, 2005
$[________]	PPN[_______________]

FOR VALUE RECEIVED, the undersigned, Wilson Holdings, Inc. (the “Company”), a corporation organized and existing under the laws of the State of Nevada, hereby promises to pay __________________, or registered assigns, the principal sum of [______________________________] DOLLARS on December 1, 2012, with interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid balance thereof at the rate of 5% per annum from the date hereof. This Note is one of a series of 5% Convertible Notes due December 1, 2012 (the “Notes”) issued pursuant to the Securities Purchase Agreement, dated as of December 19, 2005 (as from time to time amended, the “Purchase Agreement”), among the Company and the Purchasers named therein and is entitled to the benefits thereof. This Note is subject to the terms and conditions of the Purchase Agreement and in the case of a perceived conflict between this Note and the Purchase Agreement, the provision of the Purchase Agreement shall govern. Capitalized terms used herein without definition have the meanings assigned thereto in the Purchase Agreement.

The Company shall make payments hereunder on each the first Business Day of December and June (or the first Business Day , commencing June 1, 2006, in the amounts specified in the Purchase Agreement which shall be applied first to accrued and unpaid interest hereunder and next to the outstanding principal balance hereof. In addition, to the extent permitted by law, if any amount due hereunder is not paid when due and within the applicable grace period provided therefore, the Company shall pay interest at the Default Rate on the outstanding principal balance of this Note, from the due date of such payment (without regard to any applicable grace period) until the date such payment is made. In addition, the Company shall pay a late charge equal to two percent (2.0%) of the amount of the payment not paid when due and within the applicable grace period provided therefore, which late charge shall be due and payable on the first Business Day after such payment was not paid when due.

Payments of principal of and interest on this Note are to be made in lawful money of the United States of America as specified in the Purchase Agreement or at such other place as the Company shall have designated by written notice to the Holder of this Note as provided in the Purchase Agreement.

Each Holder of this Note will be deemed, by its acceptance hereof to have made the representations set forth in Article 4 of the Purchase Agreement.

Upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered Holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.

Prior to due presentment for registration of transfer, the Company and any paying agent or registrar for the Notes may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company and any paying agent or registrar for the Notes will not be affected by any notice to the contrary.

The Company will make required prepayments of principal on the dates and in the amounts specified in the Purchase Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Purchase Agreement.

This Note is convertible into Common Stock of the Company at the times and on the terms specified in the Purchase Agreement.

The Holder of the Note may require the Company to repurchase the Note upon the occurrence of a Change in Control as set forth in the Purchase Agreement.

This Note is subject to redemption by the Company at the times and on the terms specified in the Purchase Agreement.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price and with the effect provided in the Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

IN WITNESS WHEREOF, the undersigned has executed this Convertible Promissory Note on and as of the date first above written.

WILSON HOLDINGS, INC.,
a Nevada corporation

By:
Name:
Title: